UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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EXXON MOBIL CORPORATION

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NOTICE OF 2016
ANNUAL MEETING
AND PROXY STATEMENT

April 13, 2016

Dear Shareholder:

We invite you to attend the annual meeting of shareholders on Wednesday, May 25, 2016, at the Morton H. Meyerson Symphony Center, 2301 Flora Street, Dallas, Texas 75201. The meeting will begin promptly at 9:30 a.m., Central Time. At the meeting, you will hear a report on our business and vote on the following items:

•	Election of directors;

•	Ratification of PricewaterhouseCoopers LLP as independent auditors;

•	Advisory vote to approve executive compensation as required by law;

•	Eleven shareholder proposals contained in this proxy statement; and

•	Other matters if properly raised.

Only shareholders of record on April 6, 2016, or their proxy holders may vote at the meeting. Attendance at the meeting is limited to shareholders or their proxy holders and ExxonMobil guests. Only shareholders or their valid proxy holders may address the meeting.

This booklet includes the formal notice of the meeting and proxy statement. The proxy statement tells you about the agenda, procedures, and rules of conduct for the meeting. It also describes how the Board operates, gives information about our director candidates, and provides information about the other items of business to be conducted at the meeting.

This year, we initiated the use of “Notice and Access” for delivery of proxy information to many shareholders, thereby capturing cost and environmental benefits. These shareholders will receive by mail a Notice Regarding the Availability of Proxy Materials on the Internet. The notice will also contain instructions on how to request paper copies of all proxy materials, if desired.

Financial information is provided separately in the booklet, 2015 Financial Statements and Supplemental Information, enclosed with the proxy materials or made available online to all shareholders.

Your vote is important to us. Even if you own only a few shares, we want your shares to be represented at the meeting. You can vote your shares by Internet, toll-free telephone call, or proxy card.

To attend the meeting in person, please follow the instructions on page 3. An audio webcast with slide presentation and a report on the meeting will be available on our website at exxonmobil.com.

Sincerely,

Jeffrey J. Woodbury	Rex W. Tillerson
Secretary	Chairman of the Board

GENERAL INFORMATION

Who May Vote

Shareholders of ExxonMobil, as recorded in our stock register on April 6, 2016, may vote at the meeting.

How to Vote

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 25, 2016

•	The 2016 Proxy Statement, 2015 Summary Annual Report, and 2015 Financial Statements are available at www.edocumentview.com/xom.

Notice and Access

This year we have elected to distribute proxy materials to many shareholders via the Internet under the Securities and Exchange Commission’s (SEC’s) “Notice and Access” rules, thereby capturing cost and environmental benefits. On or about April 13, 2016, we mailed a Notice Regarding the Availability of Proxy Materials (“Notice”) that contains information about our 2016 Annual Shareholders Meeting and instructions on how to view all proxy materials on the Internet. Also included are instructions on how to vote and how to request a paper or e-mail copy of the proxy materials.

Electronic Delivery of Proxy Statement and Annual Report Documents

For shareholders receiving proxy materials by mail, you can elect to receive an e-mail in the future that will provide electronic links to these documents. Opting to receive your proxy materials online will save the Company the cost of producing and mailing documents to your home or business, and will also give you an electronic link to the proxy voting site.

•	Shareholders of Record: If you vote on the Internet at www.investorvote.com/exxonmobil, simply follow the prompts for enrolling in the electronic proxy delivery service. You may enroll in the electronic proxy delivery service at any time in the future by going directly to www.computershare.com/exxonmobil. You may also revoke an electronic delivery election at this site at any time.

•	Beneficial Shareholders: If you hold your shares in a brokerage account, you may also have the opportunity to receive copies of the proxy materials electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

How Proxies Work

ExxonMobil’s Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct.

If your shares are held in your name, you can vote by proxy in one of three convenient ways:

•	Via Internet: Go to www.investorvote.com/exxonmobil and follow the instructions. You will need to have your proxy card or Notice in hand. At this website, you can elect to access future proxy statements and annual reports via the Internet.

•	By Telephone: Call toll-free 1-800-652-8683 or 1-781-575-2300 (outside the United States, Canada, and Puerto Rico), and follow the instructions. You will need to have your proxy card or Notice in hand.

•	In Writing: Complete, sign, date, and return your proxy card in the enclosed envelope. If you receive a Notice and would like to vote in writing, please follow the instructions in the Notice to obtain paper proxy materials.

Your proxy card covers all shares registered in your name and shares held in your Computershare Investment Plan account. If you own shares in the ExxonMobil Savings Plan for employees and retirees, your proxy card also covers those shares.

If you give us your signed proxy but do not specify how to vote, we will vote your shares as follows:

•	FOR the election of our director candidates;

•	FOR ratification of the appointment of independent auditors;

•	FOR approval of the compensation of the Named Executive Officers; and

•	AGAINST the shareholder proposals.

If you hold shares through someone else, such as a stockbroker, you will receive material from that firm asking how you want to vote. Check the voting form used by that firm to see if it offers Internet or telephone voting.

Voting Shares in the ExxonMobil Savings Plan

The Trustee of the ExxonMobil Savings Plan will vote Plan shares as participants direct. To the extent participants do not give instructions, the Trustee will vote shares as it thinks best. The proxy card serves to give voting instructions to the Trustee.

Revoking a Proxy

You may revoke your proxy before it is voted at the meeting by:

•	Submitting a new proxy with a later date via a proxy card, the Internet, or by telephone;

•	Notifying ExxonMobil’s Secretary in writing before the meeting; or

•	Voting in person at the meeting.

Confidential Voting

Independent inspectors count the votes. Your individual vote is kept confidential from us unless special circumstances exist. For example, a copy of your proxy card will be sent to us if you write comments on the card.

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Treasury shares, which are shares owned by ExxonMobil itself, are not voted and do not count for this purpose.

Votes Required

•	Election of Directors Proposal: A plurality of the votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular seat is elected for that seat. Only votes FOR or WITHHELD count. Abstentions and broker non-votes are not counted for purposes of the election of directors. A broker non-vote occurs when a bank, broker, or other holder of record that is holding shares for a beneficial owner does not vote on a particular proposal because the record holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If you own shares through a broker, you must give the broker instructions to vote your shares in the election of directors. Otherwise, your shares will not be voted.

Our Corporate Governance Guidelines, which can be found in the Corporate Governance section of our website at exxonmobil.com/guidelines, state that all directors will stand for election at the annual meeting of shareholders. In any non-contested election of directors, any director nominee who receives a greater number of votes WITHHELD from his or her election than votes FOR such election shall tender his or her resignation. Within 90 days after certification of the election results, the Board of Directors will decide, through a process managed by the Board Affairs Committee and excluding the nominee in question, whether to accept the resignation. Absent a compelling reason for the director to remain on the Board, the Board shall accept the resignation. The Board will promptly disclose its decision and, if applicable, the reasons for rejecting the tendered resignation on Form 8-K filed with the Securities and Exchange Commission (SEC).

•	Other Proposals: Approval of the ratification of the appointment of independent auditors, the advisory vote to approve executive compensation, and the shareholder proposals requires the favorable vote of a majority of votes cast. Only votes FOR or AGAINST these proposals count.

Abstentions count for quorum purposes, but not for voting. Broker non-votes count as votes FOR the ratification of the appointment of independent auditors but do not count for voting on any of the other proposals.

Annual Meeting Admission

Only shareholders or their proxy holders and ExxonMobil guests may attend the meeting. For safety and security reasons, cameras, smartphones, recording equipment, electronic devices, computers, large bags, briefcases, packages, and firearms or other weapons will not be permitted in the building. In addition, each shareholder and ExxonMobil guest will be asked to present valid government-issued picture identification, such as a driver’s license, before being admitted to the meeting.

For registered shareholders, an admission ticket is the upper part of your proxy card or the full Notice. Please bring the admission ticket with you to the meeting.

If your shares are held in the name of your broker, bank, or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you beneficially owned the shares on April 6, 2016, the record date for voting. You may receive an admission ticket in advance by sending a written request with proof of ownership to the address listed on the next page under Contact Information.

Shareholders who do not present admission tickets at the meeting will be admitted only upon verification of ownership at the admission counter.

Audio Webcast of the Annual Meeting

You are invited to visit our website at exxonmobil.com to hear the audio webcast with slide presentation at 9:30 a.m., Central Time, on Wednesday, May 25, 2016. An archived copy of this audio webcast will be available on our website for one year.

Conduct of the Meeting

The Chairman has broad responsibility and legal authority to conduct the annual meeting in an orderly and timely manner. This authority includes establishing rules for shareholders who wish to address the meeting. Only shareholders or their valid proxy holders may address the meeting. Copies of these rules will be available at the meeting. The Chairman may also exercise broad discretion in recognizing shareholders who wish to speak and in determining the extent of discussion on each item of business. In light of the number of business items on this year’s agenda and the need to conclude the meeting within a reasonable period of time, we cannot ensure that every shareholder who wishes to speak on an item of business will be able to do so.

Dialogue can usually be better accomplished with interested parties outside the meeting and, for this purpose, we have provided a method on our website at exxonmobil.com/directors for raising issues and contacting the non-employee directors either in writing or electronically. The Chairman may also rely on applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all shareholders. Shareholders making comments during the meeting must do so in English so that the majority of shareholders present can understand what is being said.

Contact Information

If you have questions or need more information about the annual meeting, write to Mr. Jeffrey J. Woodbury, Secretary, Exxon Mobil Corporation, 5959 Las Colinas Boulevard, Irving, TX 75039-2298. Alternatively, call us at 1-972-444-1157 or send a fax to 1-972-444-1505.

For information about shares registered in your name or your Computershare Investment Plan account, call ExxonMobil Shareholder Services at 1-800-252-1800 or 1-781-575-2058 (outside the United States, Canada, and Puerto Rico), or access your account via the website at www.computershare.com/exxonmobil. We also invite you to visit ExxonMobil’s website at exxonmobil.com. Investor information can be found at exxonmobil.com/investor. Website materials are not part of this proxy solicitation.

BOARD OF DIRECTORS

CORPORATE GOVERNANCE

Overview

The Board of Directors and its committees perform a number of functions for ExxonMobil and its shareholders, including:

•	Overseeing the management of the Company on your behalf, including oversight of risk management;

•	Reviewing ExxonMobil’s long-term strategic plans;

•	Exercising direct decision-making authority in key areas, such as declaring dividends;

•	Selecting the CEO and evaluating the CEO’s performance; and

•	Reviewing development and succession plans for ExxonMobil’s top executives.

The Board has adopted Corporate Governance Guidelines that govern the structure and functioning of the Board and set out the Board’s position on a number of governance issues. A copy of our current Corporate Governance Guidelines is posted on our website at exxonmobil.com/guidelines.

All ExxonMobil directors stand for election at the annual meeting. Non-employee directors cannot stand for election after they have reached age 72, unless the Board makes an exception on a case-by-case basis. Employee directors resign from the Board when they are no longer employed by ExxonMobil.

Risk Oversight

Risk oversight is the responsibility of the full Board of Directors. The Board throughout the year participates in reviews with management on the Company’s business, including identified risk factors. As a whole, the Board reviews include litigation and other legal matters; political contributions, budget, and policy; lobbying costs; developments in climate science and policy; the Energy Outlook, which projects world supply and demand to 2040; stewardship of business performance; and long-term strategic plans.

The Board and/or the Public Issues and Contributions Committee visit an ExxonMobil operation each year. These visits allow the directors to better understand local issues and to discuss safety, environmental performance, technology, products, industry and corporate standards, and community involvement associated with the Company’s business.

In addition, existing committees help the Board carry out its responsibility for risk oversight by focusing on specific key areas of risk:

•	The Audit Committee oversees risks associated with financial and accounting matters, including compliance with legal and regulatory requirements, and the Company’s financial reporting and internal control systems;

•	The Board Affairs Committee oversees risks associated with corporate governance, including board structure and succession planning;

•	The Compensation Committee helps ensure that the Company’s compensation policies and practices encourage long-term focus, support the retention and development of executive talent, and discourage excessive risk taking;

•	The Public Issues and Contributions Committee oversees operational risks such as those relating to employee and community safety, health, environmental, and security matters; and

•	The Finance Committee oversees risk associated with financial instruments, financial policies and strategies, and capital structure.

The Board receives regular updates from the committees, and believes this structure is best for overseeing risk.

Board Leadership Structure

The Board believes that the decision as to who should serve as Chairman and/or CEO is the proper responsibility of the Board. The Board retains authority to amend the By-Laws to separate the positions of Chairman and CEO at any time and will carefully consider the pros and cons of such separation or combination. At the present time, the Board believes the interests of all shareholders are best served through a leadership model with a combined Chairman/CEO position and an independent Presiding Director.

The current CEO possesses an in-depth knowledge of the Company; its integrated, multinational operations; the evolving energy industry supply and demand; and the array of challenges to be faced. This knowledge was gained through more than 40 years of successful experience in progressively more senior positions, including domestic and international responsibilities.

The Board believes that these experiences and other insights put the CEO in the best position to provide broad leadership for the Board as it considers strategy and as it exercises its fiduciary responsibilities to shareholders. Further, the Board has demonstrated its commitment and ability to provide independent oversight of management.

The Board is comprised entirely of independent directors except the CEO and President, and 100 percent of the Audit, Compensation, Board Affairs, and Public Issues and Contributions Committee members are independent. Each independent director has access to the CEO and other Company executives on request; may call meetings of the independent directors; and may request agenda topics to be added or dealt with in more detail at meetings of the full Board or an appropriate Board committee.

In addition, after considering evolving governance practices and shareholder input regarding Board independence, the Board established the role of Presiding Director. The Board believes the Presiding Director can provide effective independent Board leadership. J.S. Fishman serves as Presiding Director and is expected to remain in the position at least through the annual meeting of shareholders. In accordance with the specific duties prescribed in the Corporate Governance Guidelines, the Presiding Director chairs and approves the agenda for executive sessions of the independent directors, which are held several times per year, normally coincident with meetings of the Board and without the CEO or other management present; chairs meetings of the Board in the absence of the Chairman; and works closely with the Chairman in developing Board agendas, topics, schedules, and in reviewing materials provided to the directors.

Director Qualifications

The Board has adopted guidelines outlining the qualifications sought when considering non-employee director candidates. These guidelines are published on our website at exxonmobil.com/directorguidelines.

In part, the guidelines describe the necessary experiences and skills expected of director candidates as follows:

“Candidates for non-employee director of Exxon Mobil Corporation should be individuals who have achieved prominence in their fields, with experience and demonstrated expertise in managing large, relatively complex organizations, and/or, in a professional or scientific capacity, be accustomed to dealing with complex situations, preferably those with worldwide scope.”

The key qualifications the Board seeks across its membership to achieve a balance of diversity and experiences important to the Corporation include: financial expertise; experience as the CEO of a significant company or organization or as a next-level executive with responsibilities for global operations; experience managing large, complex organizations; experience on one or more boards of significant public or non-profit organizations; and expertise resulting from significant academic, scientific, or research activities. The Board also seeks diversity of life experiences and backgrounds, as well as gender and ethnic diversity.

The table below describes the particular experience, qualifications, attributes, and skills of each director nominee that led the Board to conclude that such person should serve as a director of the Company.

M.J. Boskin	•	Public finance, tax, budget, and macroeconomic policy experience as Senior Fellow at the Hoover Institution and the T.M. Friedman Professor of Economics at Stanford University
	•	Financial expertise
	•	Government/research experience as Chairman of the President’s Council of Economic Advisors and an Associate at the National Bureau of Economic Research
	•	Experience advising the federal government, heads of state, finance ministries, and central banks around the world
	•	Board experience as Director of Oracle, and as former Director of Shinsei Bank and Vodafone Group (both prior to 2011)

P. Brabeck-Letmathe	•	Global leadership position as Chairman of Nestlé
	•	Board experience at Nestlé and L’Oréal, and as former Director of Alcon and Roche Holding (both prior to 2011), and Credit Suisse Group
	•	Experience with worldwide leadership of strategic business groups
	•	Financial expertise
	•	Affiliation with leading business associations (Hong Kong/Europe Business Council and Foundation Board of the World Economic Forum)
	•	Recipient of awards, including “La Orden Mexicana del Aguila Azteca,” the Schumpeter Prize for outstanding contribution in economics, and the Austrian Cross of Honour for service to the Republic of Austria

A.F. Braly	•	Leadership and business experience as former Chairman, President and Chief Executive Officer of WellPoint (now Anthem), a health insurance company
	•	Board experience as Director of Brookfield Asset Management, Lowe’s, and Procter & Gamble, and as former Director of WellPoint
	•	Affiliation with leading business and public policy associations (graduate member of the Business Council, former member of the Business Roundtable and Harvard Advisory Council on Health Care Policy; former Director of the Blue Cross Blue Shield Association)

U.M. Burns	•	Global leadership position as Chairman and Chief Executive Officer of Xerox Corporation
	•	Board experience at Xerox, American Express, and as former Director of Boston Scientific (prior to 2011)
	•	Financial expertise
	•	Leadership positions as Vice Chair of the President’s Export Council and as founding Board Director of Change the Equation to improve education in the United States in science, technology, engineering, and math
	•	Affiliation with numerous community, educational, and non-profit organizations including FIRST (For Inspiration and Recognition of Science and Technology), National Academy Foundation, MIT, and the U.S. Olympic Committee

L.R. Faulkner	•	Leadership experience as President Emeritus of The University of Texas at Austin and former President of Houston Endowment
	•	Financial expertise
	•	Academic/administration experience at major universities including the University of Illinois and Harvard University
	•	Expertise in chemistry, electrochemistry, and materials
	•	Board experience as former Director of Guaranty Financial Group (prior to 2011) and Temple-Inland
	•	Recognition by the American Academy of Arts and Sciences and leadership of the National Mathematics Advisory Panel

J.S. Fishman	•	Global leadership position as Executive Chairman and former Chief Executive Officer of The Travelers Companies
	•	Board experience at The Travelers Companies, and as former Director of Nuveen Investments and Platinum Underwriters Holdings Ltd. (both prior to 2011), and The Carlyle Group
	•	Affiliation with a leading academic institution as a member of the Board of Trustees of the University of Pennsylvania
	•	Affiliation with leading business associations (the Business Council and the American Insurance Association)

H.H. Fore	•	Global leadership position as Chairman and Chief Executive Officer of Holsman International
	•	Government service (former Administrator of the U.S. Agency for International Development and Director of U.S. Foreign Assistance; former Under Secretary of State for Management, the Chief Operating Officer for the Department of State; and former Director of the U.S. Mint)
	•	Board experience as Director of General Mills and Theravance Biopharma, and as former Director of Dexter Corporation and HSB Group (both prior to 2011)
	•	Leadership positions as global Co-Chair of Asia Society and global Co-Chair of WomenCorporateDirectors, and as Trustee of the Aspen Institute and the Center for Strategic and International Studies
	•	Affiliation as a Director with leading humanitarian associations (the Committee Encouraging Corporate Philanthropy and the Center for Global Development)

K.C. Frazier	•	Global leadership position as Chairman, President, and Chief Executive Officer of Merck
	•	Board experience at Merck and at non-profit organizations
	•	Affiliation with leading legal, business, and public policy associations (the President’s Export Council, the American Law Institute, the Business Council, and Pharmaceutical Research and Manufacturers of America)
	•	Recipient of award for extraordinary achievement in pro bono and public service

D.R. Oberhelman	•	Global leadership experience as Chairman and Chief Executive Officer of Caterpillar
	•	Financial expertise
	•	Board experience at Caterpillar, and as former Director of Ameren Corporation (prior to 2011), and Eli Lilly and Company
	•	Affiliation with leading business associations (Vice Chairman of the Business Council, Executive Committee member of the Business Roundtable, the Nature Conservancy’s Latin America Conservation Council, Wetlands America Trust, Board of Trustees for the Easter Seals Foundation of Central Illinois, and Chairman of the National Association of Manufacturers)

S.J. Palmisano	•	Global business experience as former Chairman, President, and Chief Executive Officer of IBM
	•	Board experience as Director of American Express, and as former Director of Gannett Co. (prior to 2011) and IBM
	•	Affiliation with leading business, public policy, and research organizations (the Business Roundtable, the Executive Committee of the Council on Competitiveness, and the Center for Global Enterprise)
	•	Awarded honorary fellowship from the London Business School, Honorary Degree of Doctor of Humane Letters from Johns Hopkins University and Rensselaer Polytechnic Institute, and the French Legion of Honor

S.S Reinemund	•	Global business experience as former Chairman, President, and Chief Executive Officer of PepsiCo
	•	Leadership position as Executive in Residence and former Dean of Business at Wake Forest University
	•	Academic experience as Professor of Leadership and Strategy at Wake Forest University
	•	Board experience as Director of Marriott and Walmart, and as former Director of Johnson & Johnson and PepsiCo (both prior to 2011), and American Express
	•	Affiliation with leading charitable and business associations (U.S. Naval Academy Foundation, National Minority Supplier Development Council, and National Advisory Board of the Salvation Army)

R.W. Tillerson	•	Global business position as Chairman and Chief Executive Officer of ExxonMobil since January 2006 with demonstrated leadership skills resulting from a career of more than 40 years involving positions of increasing responsibility with the Company’s domestic and international business operations
	•	Affiliation with leading business and public policy associations (the Executive Committee of the American Petroleum Institute, the Center for Strategic and International Studies, the National Petroleum Council, the Business Council, the Business Roundtable, the Business Council for International Understanding, and the Emergency Committee for American Trade)
	•	Leadership as a former President of the Boy Scouts of America, Vice Chairman of the Ford’s Theatre Society, and a former Director of the United Negro College Fund

W.C. Weldon	•	Global business experience as former Chairman and CEO of Johnson & Johnson
	•	Board experience as Director of CVS Caremark, JPMorgan Chase, and as former Director of Chubb and Johnson & Johnson
	•	Leadership positions as Director of US–China Business Council and Trustee of Quinnipiac University
	•	Affiliation with leading business associations (past Vice Chairman of the Business Council, the Business Roundtable, past Chairman of the CEO Roundtable on Cancer, Healthcare Leadership Council, and past Chairman of Pharmaceutical Research and Manufacturers of America)

D.W. Woods	•	Global business experience as President of ExxonMobil since January 2016 and Senior Vice President since 2014, with demonstrated leadership skills resulting from a career of more than 23 years involving positions of increasing responsibility with the Company’s domestic and international business operations within ExxonMobil Refining & Supply Company, ExxonMobil Chemical Company and Exxon Company International
	•	Board experience as former Director of Imperial Oil Ltd.

Director Independence

Our Corporate Governance Guidelines require that a substantial majority of the Board consist of independent directors. In general, the Guidelines require that an independent director must have no material relationship with ExxonMobil, directly or indirectly, except as a director. The Board determines independence on the basis of the standards specified by the New York Stock Exchange (NYSE), the additional standards referenced in our Corporate Governance Guidelines, and other facts and circumstances the Board considers relevant.

Under ExxonMobil’s Corporate Governance Guidelines, a director will not be independent if a reportable “related person transaction” exists with respect to that director or a member of the director’s family for the current or most recently completed fiscal year. See the Guidelines for Review of Related Person Transactions posted on the Corporate Governance section of our website and described in more detail under Related Person Transactions and Procedures on pages 14 to 15.

The Board has reviewed relevant relationships between ExxonMobil and each non-employee director and director nominee to determine compliance with the NYSE standards and ExxonMobil’s additional standards. The Board has also evaluated whether there are any other facts or circumstances that might impair a director’s independence. Based on that review, the Board has determined that all ExxonMobil non-employee directors and nominees are independent. The Board has also determined that each member of the Audit, Board Affairs, Compensation, and Public Issues and Contributions Committees (see membership table on page 10) is independent.

In recommending that each director and nominee be found independent, the Board Affairs Committee reviewed the following transactions, relationships, or arrangements. All matters described below fall within the NYSE and ExxonMobil independence standards.

Name	Matters Considered
P. Brabeck-Letmathe	Ordinary course business with Nestlé (purchases of food and nutrition products)
U.M. Burns	Ordinary course business with Xerox (purchases of business process, IT, and document and benefit plan services)
J.S. Fishman	Ordinary course business with Travelers (purchases of insurance products; sales of ExxonMobil commercial paper and term notes)
K.C. Frazier	Ordinary course business with Merck (purchases of pharmaceuticals; sales of chemicals and oils)
D.R. Oberhelman	Ordinary course business with Caterpillar (purchases of license rights, equipment and repair services; sales of lubricants)

Board Meetings and Committees; Annual Meeting Attendance

The Board met 11 times in 2015. ExxonMobil’s incumbent directors, on average, attended approximately 92 percent of Board and committee meetings during 2015. No director attended less than 75 percent of such meetings. ExxonMobil’s non-employee directors held six executive sessions in 2015.

As specified in our Corporate Governance Guidelines, it is ExxonMobil’s policy that directors should make every effort to attend the annual meeting of shareholders. All incumbent directors attended last year’s meeting except Mr. Brabeck-Letmathe.

The Board appoints committees to help carry out its duties. Board committees work on key issues in greater detail than would be possible at full Board meetings. Only non-employee directors may serve on the Audit, Compensation, Board Affairs, and Public Issues and Contributions Committees. Each committee has a written charter. The charters are posted on the Corporate Governance section of our website at exxonmobil.com/governance.

The table below shows the current membership of each Board committee and the number of meetings each committee held in 2015.

Director	Audit	Compensation	Board Affairs	Finance	Public Issues and Contributions	Executive(1)
M.J. Boskin		•			•	•
P. Brabeck-Letmathe	•			•
U.M. Burns	•			•
L.R. Faulkner	C			•		•
J.S. Fishman		•			•
H.H. Fore			•		•
K.C. Frazier			C		•
D.R. Oberhelman	•			•
S.J. Palmisano		C	•			•
S.S Reinemund			•		C	•
R.W. Tillerson				C		C
W.C. Weldon		•	•
2015 Meetings	11	7	7	2	5	0

C = Chair            • = Member            (1) Other directors serve as alternate members on a rotational basis.

Below is additional information about each Board committee.

Board Affairs Committee

The Board Affairs Committee serves as ExxonMobil’s nominating and corporate governance committee. The Committee recommends director candidates, reviews non-employee director compensation, and reviews other corporate governance practices, including the Corporate Governance Guidelines. The Committee also reviews any issue involving an executive officer or director under ExxonMobil’s Code of Ethics and Business Conduct and administers ExxonMobil’s Related Person Transaction Guidelines.

The Committee has adopted Guidelines for the Selection of Non-Employee Directors that describe the qualifications the Committee looks for in director candidates. These Selection Guidelines, as well as the Committee’s charter, are posted on the Corporate Governance section of our website, and are described in more detail below and in the section titled Director Qualifications on pages 6 to 8.

A substantial majority of the Board must meet the independence standards described in the Corporate Governance Guidelines, and all candidates must be free from any relationship with management or the Corporation that would interfere with the exercise of independent judgment. Candidates should be committed to representing the interests of all shareholders and not any particular constituency. The Board must include members with the particular experience required for service on key Board committees, as described in the committee charters.

The Guidelines for the Selection of Non-Employee Directors state:

“ExxonMobil recognizes the strength and effectiveness of the Board reflect the balance, experience, and diversity of the individual directors; their commitment; and importantly, the ability of directors to work effectively as a group in carrying out their responsibilities. ExxonMobil seeks candidates with diverse backgrounds who possess knowledge and skills in areas of importance to the Corporation.”

In addition to seeking a diverse set of business or academic experiences, the Committee seeks a mix of nominees whose perspectives reflect diverse life experiences and backgrounds, as well as gender and ethnic diversity. The Committee does not use quotas but considers diversity along with the other requirements of the Selection Guidelines when evaluating potential new directors. The Committee has also instructed its executive search firm to include diversity as part of the candidate search criteria.

The Committee identifies director candidates primarily through recommendations made by the non-employee directors. These recommendations are developed based on the directors’ own knowledge and experience in a variety of fields, and research conducted by ExxonMobil staff at the Committee’s direction. The Committee has also engaged an executive search firm to help the Committee identify new director candidates. The firm identifies potential director candidates for the Committee to consider and helps research candidates identified by the Committee. Additionally, the Committee considers recommendations made by employee directors, shareholders, and others. All recommendations, regardless of the source, are evaluated on the same basis against the criteria contained in the Selection Guidelines.

The recommendation of Ms. Braly was made by incumbent directors and the executive search firm.

Shareholders may send recommendations for director candidates to the Secretary at the address given under Contact Information on page 4. A submission recommending a candidate should include:

•	Sufficient biographical information to allow the Committee to evaluate the candidate in light of the Selection Guidelines;

•	Information concerning any relationship between the candidate and the shareholder recommending the candidate; and

•	Material indicating the willingness of the candidate to serve if nominated and elected.

The procedures by which shareholders may recommend nominees have not changed materially since last year’s proxy statement.

The Committee also administers provisions of the Corporate Governance Guidelines that require a director to tender a resignation when there is a substantial change in the director’s circumstances. The Committee reviews the relevant facts to determine whether the director’s continued service would be appropriate and makes a recommendation to the Board.

Another responsibility of the Committee is to review and make recommendations to the Board regarding the compensation of the non-employee directors. The Committee uses an independent consultant, Pearl Meyer & Partners, to provide information on current developments and practices in director compensation. Pearl Meyer & Partners is the same consultant retained by the Compensation Committee to advise on executive compensation, but performs no other work for ExxonMobil.

Audit Committee

The Audit Committee oversees accounting and internal control matters. Its responsibilities include oversight of:

•	Management’s conduct of the Corporation’s financial reporting process;

•	The integrity of the financial statements and other financial information provided by the Corporation to the SEC and the public;

•	The Corporation’s system of internal accounting and financial controls;

•	The Corporation’s compliance with legal and regulatory requirements;

•	The performance of the Corporation’s internal audit function;

•	The independent auditors’ qualifications, performance, and independence; and

•	The annual independent audit of the Corporation’s financial statements.

The Committee has direct authority and responsibility to appoint (subject to shareholder ratification), compensate, retain, and oversee the independent auditors.

The Committee also prepares the report that SEC rules require be included in the Corporation’s annual proxy statement. This report is on pages 23 to 24.

The Audit Committee has adopted specific policies and procedures for pre-approving fees paid to the independent auditors. Under the Audit Committee’s approach, an annual program of work is approved each October for the following categories of services: Audit, Audit-Related, and Tax. Additional engagements may be brought forward from time to time for pre-approval by the Audit Committee. Pre-approvals apply to engagements within a category of service, and cannot be transferred between categories. If fees might otherwise exceed pre-approved amounts for any category of permissible services, the incremental amounts must be reviewed and pre-approved prior to commitment. The complete text of the Audit Committee’s pre-approval policies and procedures is posted on the Corporate Governance section of ExxonMobil’s website.

The Board has determined that all members of the Committee are financially literate within the meaning of the NYSE standards, and that Mr. Brabeck-Letmathe, Ms. Burns, Dr. Faulkner, and Mr. Oberhelman are “audit committee financial experts” as defined in the SEC rules.

Compensation Committee

The Compensation Committee is comprised exclusively of non-employee directors and oversees compensation for ExxonMobil’s senior executives, including salary, bonus, and equity awards; and, succession planning for key executive positions. The Committee’s charter is available on the Corporate Governance section of our website.

During 2015, the Committee took the following actions:

•	Reviewed and approved the corporate goals and objectives relevant to the compensation of the CEO.

•	Reviewed the Corporation’s business results and progress on strategic plans during the year with ExxonMobil’s CEO and other senior executives.

•	Evaluated the results of the 2015 advisory vote on executive compensation.

•	Assessed each element of the Company’s compensation program and practices, and confirmed that these do not create any material adverse risks for the Company. The key design features of the compensation program that discourage inappropriate risk taking are described in detail in this proxy statement (see pages 37 and 41 to 43).

•	Discussed the Company’s executive compensation program with its independent consultant.

•	Established the aggregate annual ceilings for the 2015 short-term and long-term incentive award programs taking into account input received from the CEO and other senior executives.

•	Approved the salary program for 2016.

•	Reviewed the performance and contributions of, and granted incentive awards and salary for the CEO. The CEO does not participate in or provide input on decisions regarding his own compensation.

•	Reviewed the individual performance and contributions of, and granted individual incentive awards and set salaries for other senior executives based on recommendations to the Committee by the CEO.

•	Reviewed progress on executive development and succession planning for senior level positions with input from the CEO.

The Committee does not delegate its responsibilities with respect to ExxonMobil’s executive officers and other senior executives (currently 27 positions). For other employees, the Committee delegates authority to determine individual salaries and incentive awards to a committee consisting of the Chairman, the President, and the Senior Vice Presidents of the Corporation. That committee’s actions are subject to a salary budget and aggregate annual ceilings on short-term and long-term incentive awards established by the Compensation Committee.

For more information on the compensation decisions made by the Committee for 2015, refer to the Compensation Discussion and Analysis (CD&A) beginning on page 28.

The Compensation Committee’s report is available on page 26.

The Compensation Committee utilizes the expertise of an external independent consultant, Pearl Meyer & Partners. At the direction of the Committee, Pearl Meyer & Partners:

•	Attends Committee meetings;

•	Informs the Committee regarding general trends in executive compensation across industries;

•	Prepares the analysis of comparator company compensation used by the Committee; and

•	Participates in the Committee’s deliberations regarding compensation for Named Executive Officers.

In addition, at the direction of the Chair of the Board Affairs Committee, Pearl Meyer & Partners provides an annual survey of non-employee director compensation for use by that Committee.

The Compensation Committee is solely and directly responsible for the appointment, compensation, and oversight of the consultant. The Committee considers factors that could affect Pearl Meyer & Partners’ independence, including that the consultant provides no other services for ExxonMobil other than its engagement by the Committee and the Board Affairs Committee as described above. Based on this review, the Committee has determined the consultant’s work for the Committee to be free from conflicts of interest.

Finance Committee

The Finance Committee reviews ExxonMobil’s financial policies and strategies, including our capital structure, dividends, and share purchase program. The Committee authorizes the issuance of corporate debt subject to limits set by the Board. The Committee’s charter is available on the Corporate Governance section of our website.

Public Issues and Contributions Committee

The Public Issues and Contributions Committee reviews the effectiveness of the Corporation’s policies, programs, and practices with respect to safety, security, health, the environment, and social issues. The Committee hears reports from operating units on safety and environmental activities, and also visits operating sites to observe and comment on current operating practices. In addition, the Committee reviews the level of ExxonMobil’s support for education and other public service programs, including the Company’s contributions to the ExxonMobil Foundation. The Foundation works to improve the quality of education in the United States at all levels, with special emphasis on math and science. The Foundation also supports the Company’s other cultural and public service giving. The Committee’s charter is available on the Corporate Governance section of our website.

Executive Committee

The Executive Committee has broad power to act on behalf of the Board. In practice, the Committee meets only when it is impractical to call a meeting of the full Board.

Shareholder Engagement

We believe ongoing engagement with our shareholders is vitally important. ExxonMobil understands the importance of keeping shareholders informed about our business and issues of concern. The Company does so through a variety of means, including publications we issue throughout the year; our website (including the Perspectives blog); the annual shareholders meeting; webcasts including our annual executive compensation and governance webcast during which any shareholder can submit comments or questions; and through direct interface. We welcome and value input from all shareholders, and such input is taken seriously by the Company.

The Board Affairs Committee has approved and implemented procedures for shareholders and other interested persons to send written or electronic communications to individual directors, including the Presiding Director, Board committees, or the non-employee directors as a group.

•	Written Communications: Written correspondence should be addressed to the director or directors in care of the Secretary at the address given under Contact Information on page 4.

•	Electronic Communications: You may send e-mail to individual non-employee directors, Board committees, or the non-employee directors as a group by using the form provided for that purpose on our website at exxonmobil.com/directors.

Additional instructions and procedures for communicating with the directors are posted on the Corporate Governance section of our website at exxonmobil.com/proceduresdircom.

Code of Ethics and Business Conduct

The Board maintains policies and procedures (which we refer to in this proxy statement as the “Code”) that represent both the code of ethics for the principal executive officer, principal financial officer, and principal accounting officer under SEC rules, and the code of business conduct and ethics for directors, officers, and employees under NYSE listing standards. The Code applies to all directors, officers, and employees. The Code includes a Conflicts of Interest Policy under which directors, officers, and employees are expected to avoid any actual or apparent conflict between their own personal interests and the interests of the Corporation.

The Code is posted on the ExxonMobil website at exxonmobil.com/code. The Code is also included as an exhibit to our Annual Report on Form 10-K. Any amendment of the Code will be posted promptly on our website.

The Corporation maintains procedures for administering and reviewing potential issues under the Code, including procedures that allow employees to make complaints without identifying themselves. The Corporation also conducts periodic mandatory business practice training sessions, and requires regular employees and non-employee directors to make annual compliance certifications.

The Board Affairs Committee will initially review any suspected violation of the Code involving an executive officer or director and will report its findings to the Board. The Board does not envision that any waiver of the Code will be granted. Should such a waiver occur, it will be promptly disclosed on our website.

Related Person Transactions and Procedures

In accordance with SEC rules, ExxonMobil maintains Guidelines for Review of Related Person Transactions. These Guidelines are available on the Corporate Governance section of our website.

In accordance with the Related Person Transaction Guidelines, all executive officers, directors, and director nominees are required to identify, to the best of their knowledge after reasonable inquiry, business and financial affiliations involving themselves or their immediate family members that could reasonably be expected to give rise to a reportable related person transaction. Covered persons must also advise the Secretary of the Corporation promptly of any change in the information provided, and will be asked periodically to review and reaffirm their information.

For the above purposes, “immediate family member” includes a person’s spouse, parents, siblings, children, in-laws, and step-relatives.

Based on this information, we review the Company’s own records and make follow-up inquiries as may be necessary to identify potentially reportable transactions. A report summarizing such transactions and including a reasonable level of detail is then provided to the Board Affairs Committee. The Committee oversees the Related Person Transaction Guidelines generally and reviews specific items to assess materiality.

In assessing materiality for this purpose, information will be considered material if, in light of all circumstances, there is a substantial likelihood a reasonable investor would consider the information important in deciding whether to buy or sell ExxonMobil stock or in deciding how to vote shares of ExxonMobil stock. A director will abstain from the decision on any transactions involving that director or his or her immediate family members.

Under SEC rules, certain transactions are deemed not to involve a material interest (including transactions in which the amount involved in any 12-month period is less than $120,000 and transactions with entities where a related person’s interest is limited to service as a non-employee director). In addition, based on a consideration of ExxonMobil’s facts and circumstances, the Committee will presume that the following transactions do not involve a material interest for purposes of reporting under SEC rules:

•

Transactions in the ordinary course of business with an entity for which a related person serves as an executive officer, provided: (1) the affected director or executive officer did not participate in the decision on the part of

ExxonMobil to enter into such transactions; and (2) the amount involved in any related category of transactions in a 12-month period is less than 1 percent of the entity’s gross revenues.

•	Grants or membership payments in the ordinary course of business to non-profit organizations, provided: (1) the affected director or executive officer did not participate in the decision on the part of ExxonMobil to make such payments; and (2) the amount of general purpose grants in a 12-month period is less than 1 percent of the recipient’s gross revenues.

•	Payments under ExxonMobil plans and arrangements that are available generally to U.S. salaried employees (including contributions under the ExxonMobil Foundation’s Educational and Cultural Matching Gift Programs and payments to providers under ExxonMobil health care plans).

•	Employment by ExxonMobil of a family member of an executive officer, provided the executive officer does not participate in decisions regarding the hiring, performance evaluation, or compensation of the family member.

Transactions or relationships not covered by the above standards will be assessed by the Committee on the basis of the specific facts and circumstances.

The following disclosures are made as of February 24, 2016, the date of the most recent Board Affairs Committee review of potential related person transactions.

ExxonMobil and its affiliates have about 73,500 regular employees around the world and employees related by birth or marriage may be found at all levels of the organization. ExxonMobil employees do not receive preferential treatment by reason of being related to an executive officer, and executive officers do not participate in hiring, performance evaluation, or compensation decisions for family members. ExxonMobil’s employment guidelines state, “Relatives of Company employees may be employed on a non-preferential basis. However, an employee should not be employed by or assigned to work under the direct supervision of a relative, or to report to a supervisor who in turn reports to a relative of the employee.”

Several current ExxonMobil executive officers have family members also employed by the Corporation or its affiliates: M.W. Albers (Senior Vice President) has a daughter employed by ExxonMobil Global Services Company; R.N. Schleckser (Vice President and Treasurer) has a brother employed by ExxonMobil Refining & Supply Company; S.M. Greenlee (Vice President) has a son employed by ExxonMobil Development Company; and J.J. Woodbury (Vice President – Investor Relations and Secretary) has a son employed by XTO Energy Inc. In each case, the total value of the family member’s current annualized compensation (including benefits) exceeds the SEC threshold for disclosure. However, consistent with ExxonMobil’s Related Person Transaction Guidelines, we do not consider any of the relationships noted above to be material within the meaning of the related person transaction disclosure rules.

The Board Affairs Committee also reviewed ExxonMobil’s ordinary course business with companies for which non- employee directors or their immediate family members serve as executive officers. The Committee determined that, in accordance with the categorical standards described above, none of those matters represent reportable related person transactions. See Director Independence on page 9.

The Committee also determined that no related person transactions occurred during the year involving any of the investors who have reported ownership of 5 percent or more of ExxonMobil’s outstanding common stock. See “Certain Beneficial Owners” on page 22.

We are not aware of any related person transactions required to be reported under applicable SEC rules since the beginning of the last fiscal year where our policies and procedures did not require review, or where such policies and procedures were not followed.

The Corporation’s Related Person Transaction Guidelines are intended to assist the Corporation in complying with its disclosure obligations under SEC rules. These procedures are in addition to, not in lieu of, the Corporation’s Code of Ethics and Business Conduct.

ITEM 1 – ELECTION OF DIRECTORS

The Board of Directors has nominated the director candidates named on the following pages. Personal information on each of our nominees, including public company directorships during the past five years, is provided. All of our nominees currently serve as ExxonMobil directors, except for Ms. Braly, who has been nominated by the Board for first election as a director at the annual meeting.

All director nominees have stated they are willing to serve if elected. If a nominee becomes unavailable before the election, your proxy authorizes the people named as proxies to vote for a replacement nominee if the Board names one. Alternatively, the Board may reduce its size to equal the number of remaining nominees.

The Board recommends you vote FOR each of the following candidates:

Michael J. Boskin Age 70 Director since 1996

Principal Occupation: T.M. Friedman Professor of Economics and Senior Fellow, Hoover Institution, Stanford University

Business Experience: Dr. Boskin is also a Research Associate, National Bureau of Economic Research. He is Chief Executive Officer and President of Boskin & Co., an economic consulting company.

Current Public Company Directorships: Oracle (April 1994–Present)

Past Public Company Directorships: None

Peter Brabeck-Letmathe Age 71 Director since 2010

Principal Occupation: Chairman of the Board, Nestlé

Business Experience: Mr. Brabeck-Letmathe was elected Chairman of Nestlé in 2005, Chief Executive Officer in 1997, and relinquished the role of CEO in 2008. He also served as Vice Chairman, Executive Vice President, and Senior Vice President of Nestlé.

Current Public Company Directorships: Nestlé (June 1997–Present); L’Oréal (June 1997–Present)

Past Public Company Directorships: Credit Suisse Group (May 1997–May 2014)

Angela F. Braly Age 54 Director nominee

Principal Occupation: Former Chairman, President and Chief Executive Officer of WellPoint (now Anthem), a health insurance company

Business Experience: Ms. Braly served as Chairman of WellPoint from 2010 to 2012; President and Chief Executive Officer from 2007 to 2012. She served as Executive Vice President, General Counsel, and Chief Public Affairs Officer of WellPoint from 2005 to 2007, and President and Chief Executive Officer of Blue Cross Blue Shield of Missouri from 2003 to 2005.

Current Public Company Directorships: Brookfield Asset Management (May 2015–Present); Lowe’s (November 2013–Present); Procter & Gamble (December 2009–Present)

Past Public Company Directorships: WellPoint (June 2007–August 2012)

Ursula M. Burns Age 57 Director since 2012

Principal Occupation: Chairman of the Board and Chief Executive Officer, Xerox Corporation

Business Experience: Ms. Burns was elected Chairman of Xerox in 2010, Chief Executive Officer in 2009, and President in 2007. She also served as Senior Vice President, Corporate Strategic Services; and Senior Vice President and President, Document Systems and Solutions Group, and Business Group Operations, at Xerox.

Current Public Company Directorships: Xerox (April 2007–Present); American Express (January 2004–Present)

Past Public Company Directorships: None

Larry R. Faulkner Age 71 Director since 2008

Principal Occupation: President Emeritus, The University of Texas at Austin

Business Experience: Dr. Faulkner served as President of Houston Endowment from 2006 to 2012 and as President of The University of Texas at Austin from 1998 to 2006. He served on the chemistry faculties of The University of Texas, the University of Illinois, and Harvard University. At the University of Illinois, he also held a number of positions in academic administration including Provost and Vice Chancellor for Academic Affairs.

Current Public Company Directorships: None

Past Public Company Directorships: Temple-Inland (August 2005–February 2012)

Jay S. Fishman Age 63 Director since 2010 Presiding Director since 2013

Principal Occupation: Executive Chairman of the Board, The Travelers Companies

Business Experience: Mr. Fishman was elected Chairman of The Travelers Companies in 2005, and Chief Executive Officer in 2004 upon the merger of The St. Paul Companies and Travelers Property Casualty Corporation. He relinquished the role of Chief Executive Officer in 2015. From 2001 to 2004, he was Chairman, Chief Executive Officer, and President of The St. Paul Companies.

Current Public Company Directorships: Travelers (October 2001–Present)

Past Public Company Directorships: The Carlyle Group (May 2012–October 2015)

Henrietta H. Fore Age 67 Director since 2012

Principal Occupation: Chairman of the Board and Chief Executive Officer, Holsman International

Business Experience: Ms. Fore has served as Chairman and Chief Executive Officer of Holsman International since 2009. She served as the Administrator of the U.S. Agency for International Development and Director of U.S. Foreign Assistance from 2007 to 2009. She also served as Under Secretary of State for Management, the Chief Operating Officer for the Department of State, from 2005 to 2007.

Current Public Company Directorships: General Mills (June 2014–Present); Theravance Biopharma (June 2014–Present)

Past Public Company Directorships: Theravance (October 2010–May 2014)

Kenneth C. Frazier Age 61 Director since 2009

Principal Occupation: Chairman of the Board, President, and Chief Executive Officer, Merck & Co.

Business Experience: Mr. Frazier was elected Chairman and Chief Executive Officer of Merck in 2011, and President in 2010. He was elected Executive Vice President and President, Global Human Health, at Merck in 2007; and Executive Vice President and General Counsel in 2006. He served as Senior Vice President and General Counsel at Merck from 1999 to 2006.

Current Public Company Directorships: Merck (January 2011–Present)

Past Public Company Directorships: None

Douglas R. Oberhelman Age 63 Director since 2015

Principal Occupation: Chairman and Chief Executive Officer, Caterpillar Inc.

Business Experience: Mr. Oberhelman was elected Chairman and Chief Executive Officer of Caterpillar in 2010. He was elected Group President of Caterpillar in 2002; and Vice President, Engine Products Division in 1998. He also served as Vice President and Chief Financial Officer of Caterpillar from 1995 to 1998.

Current Public Company Directorships: Caterpillar (July 2010–Present)

Past Public Company Directorships: Eli Lilly and Company (December 2008–February 2015)

Samuel J. Palmisano Age 64 Director since 2006

Principal Occupation: Former Chairman of the Board, IBM

Business Experience: Mr. Palmisano was elected Chairman, President, and Chief Executive Officer of IBM in 2003 and relinquished these roles in 2012. Mr. Palmisano also served as President, Senior Vice President, and Group Executive for IBM’s Enterprise Systems Group, IBM Global Services, and IBM’s Personal Systems Group.

Current Public Company Directorships: American Express (March 2013– Present)

Past Public Company Directorships: IBM (July 2000–September 2012)

Steven S Reinemund Age 68 Director since 2007

Principal Occupation: Executive in Residence, Wake Forest University

Business Experience: Mr. Reinemund served as Dean of Business, Wake Forest University 2008 to 2014; Executive Chairman of the Board of PepsiCo from 2006 to 2007, and retired in 2007; was elected Chief Executive Officer and Chairman of the Board in 2001; President and Chief Operating Officer in 1999; and Director in 1996. He was elected President and CEO of Frito-Lay in 1992 and Pizza Hut in 1986.

Current Public Company Directorships: Marriott (April 2007–Present); Walmart (June 2010–Present)

Past Public Company Directorships: American Express (April 2007–May 2015)

Rex W. Tillerson Age 64 Chairman and CEO since 2006 Director since 2004

Principal Occupation: Chairman of the Board and Chief Executive Officer, Exxon Mobil Corporation

Business Experience: Mr. Tillerson was elected Chairman and Chief Executive Officer of ExxonMobil in 2006; President and Director in 2004; and Senior Vice President in 2001. Mr. Tillerson has held a variety of management positions in domestic and foreign operations since joining the Exxon organization in 1975, including President, Exxon Yemen Inc. and Esso Exploration and Production Khorat Inc.; Vice President, Exxon Ventures (CIS) Inc.; President, Exxon Neftegas Limited; and Executive Vice President, ExxonMobil Development Company.

Current Public Company Directorships: None

Past Public Company Directorships: None

William C. Weldon Age 67 Director since 2013

Principal Occupation: Former Chairman of the Board, Johnson & Johnson

Business Experience: Mr. Weldon was elected Chairman and Chief Executive Officer of Johnson & Johnson in 2002, and relinquished the roles of CEO and Chairman in 2012. He also served as Vice Chairman from 2001 to 2002 and as Worldwide Chairman, Pharmaceuticals Group, from 1998 to 2001.

Current Public Company Directorships: CVS Caremark (March 2013–Present); JPMorgan Chase (March 2005–Present)

Past Public Company Directorships: Chubb (May 2013–January 2016); Johnson & Johnson (February 2001–December 2012)

Darren W. Woods Age 51 Director since 2016

Principal Occupation: President, Exxon Mobil Corporation

Business Experience: Mr. Woods was elected President and Director of Exxon Mobil Corporation effective January 1, 2016; Senior Vice President in 2014; and Vice President, and President, ExxonMobil Refining & Supply Company in 2012. Mr. Woods has held a number of domestic and international assignments for ExxonMobil Refining & Supply Company, ExxonMobil Chemical Company and Exxon Company International since joining the Exxon organization in 1992, including Vice President of Supply and Transportation; Director of Refining for Europe, Africa and the Middle East for ExxonMobil Refining & Supply Company; and Vice President of ExxonMobil Chemical Company.

Current Public Company Directorships: None

Past Public Company Directorships: Imperial Oil Ltd. (April 2013–July 2014)

DIRECTOR COMPENSATION

Director compensation elements are designed to:

•	Ensure alignment with long-term shareholder interests;

•	Ensure the Company can attract and retain outstanding director candidates who meet the selection criteria outlined in the Guidelines for Selection of Non-Employee Directors, which can be found on the Corporate Governance section of our website;

•	Recognize the substantial time commitments necessary to oversee the affairs of the Corporation; and

•	Support the independence of thought and action expected of directors.

Non-employee director compensation levels are reviewed by the Board Affairs Committee each year, and resulting recommendations are presented to the full Board for approval. The Committee uses an independent consultant, Pearl Meyer & Partners, to provide information on current developments and practices in director compensation. Pearl Meyer & Partners is the same consultant retained by the Compensation Committee to advise on executive compensation, but performs no other work for ExxonMobil.

ExxonMobil employees receive no additional pay for serving as directors.

Non-employee directors receive compensation consisting of cash and equity in the form of restricted stock. Non- employee directors are also reimbursed for reasonable expenses incurred to attend Board meetings or other functions relating to their responsibilities as a director of Exxon Mobil Corporation.

The annual cash retainer for non-employee directors in 2015 was $110,000 per year. Chairs of the Audit and Compensation Committees and the Presiding Director receive an additional $10,000 per year.

A significant portion of director compensation is granted in the form of restricted stock to align director interests with the interests of our long-term shareholders. The annual restricted stock award grant for incumbent non-employee directors is 2,500 shares. A new non-employee director receives a one-time grant of 8,000 shares of restricted stock upon first being elected to the Board.

While on the Board, the non-employee director receives the same cash dividends on restricted shares as a holder of regular common stock, but the shares remain unvested and thus cannot be sold. The restricted shares are subject to forfeiture if the non-employee director leaves the Board early, i.e., before the retirement age of 72, as specified for non-employee directors.

Current and former non-employee directors of Exxon Mobil Corporation are eligible to participate in the ExxonMobil Foundation’s Educational and Cultural Matching Gift Programs under the same terms as the Corporation’s U.S. employees.

Director Compensation for 2015

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Other Compensation ($)(b)	Total ($)
M.J. Boskin	110,000	231,075	0	0	0	340	341,415
P. Brabeck-Letmathe	110,000	231,075	0	0	0	340	341,415
U.M. Burns	110,000	231,075	0	0	0	340	341,415
L.R. Faulkner	120,000	231,075	0	0	0	340	351,415
J.S. Fishman	120,000	231,075	0	0	0	340	351,415
H.H. Fore	110,000	231,075	0	0	0	340	341,415
K.C. Frazier	110,000	231,075	0	0	0	340	341,415
W.W. George (ret.)	44,726	231,075	0	0	0	142	275,943
D.R. Oberhelman	65,274	682,640	0	0	0	193	748,107
S.J. Palmisano	120,000	231,075	0	0	0	340	351,415
S.S Reinemund	110,000	231,075	0	0	0	340	341,415
W.C. Weldon	110,000	231,075	0	0	0	340	341,415

(a)	In accordance with SEC rules, the valuation of stock awards in this table represents fair value on the date of grant. Dividends on stock awards are not shown in the table because those amounts are factored into the grant date fair value.

Each director (other than Mr. Oberhelman, who joined the Board in May 2015) received an annual grant of 2,500 restricted shares in January 2015. The valuation of these awards is based on a market price of $92.43 on the date of grant.

Mr. Oberhelman received a one-time grant of 8,000 restricted shares upon first being elected to the Board in May 2015. The valuation of this award is based on the market price of $85.33 on the date of the grant.

At year-end 2015, the aggregate number of restricted shares held by each director was as follows:

Name	Restricted Shares (#)
M.J. Boskin	64,300
P. Brabeck-Letmathe	20,500
U.M. Burns	15,500
L.R. Faulkner	25,500
J.S. Fishman	20,500
H.H. Fore	15,500
K.C. Frazier	23,000
D.R. Oberhelman	8,000
S.J. Palmisano	32,000
S.S Reinemund	28,000
W.C. Weldon	13,000

(b)	The amount shown for each director is the cost of travel accident insurance covering death, dismemberment, or loss of sight, speech, or hearing under a policy purchased by the Corporation with a maximum benefit of $500,000 per individual.

The non-employee directors are not entitled to any additional payments or benefits as a result of leaving the Board or death except as described above. The non-employee directors are not entitled to any payments or benefits resulting from a change in control of the Corporation.

CERTAIN BENEFICIAL OWNERS

Based on our review of ownership reports filed with the SEC, the firms listed below are the only beneficial owners of more than 5 percent of ExxonMobil’s outstanding common stock as of December 31, 2015.

Name and Address of Beneficial Owner	Shares Owned	Percent of Class
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	261,953,264	6.3%
BlackRock Inc. 55 East 52nd Street New York, NY 10055	242,628,716	5.8%

DIRECTOR AND EXECUTIVE OFFICER STOCK OWNERSHIP

These tables show the number of ExxonMobil common shares each executive named in the Summary Compensation Table on page 47 and each non-employee director or director nominee owned on February 29, 2016. In these tables, ownership means the right to direct the voting or the sale of shares, even if those rights are shared with someone else. None of these individuals owns more than 0.05 percent of the outstanding shares.

Named Executive Officer	Shares Owned(1)		Shares Covered by Exercisable Options
R.W. Tillerson	1,809,121		0
M.W. Albers	443,023		0
M.J. Dolan	555,611	(2)	0
A.P. Swiger	502,093		0
D.W. Woods	82,247		0

(1)	Does not include unvested restricted stock units, which do not carry voting rights prior to the issuance of shares on settlement of the awards.
(2)	Includes 137,093 shares jointly owned with spouse.

Non-Employee Director/Nominee	Shares Owned
M.J. Boskin	66,800
P. Brabeck-Letmathe	23,000
A.F. Braly	0
U.M. Burns	18,206
L.R. Faulkner	28,000
J.S. Fishman	23,000
H.H. Fore	42,500
K.C. Frazier	25,500
D.R. Oberhelman	10,500
S.J. Palmisano	34,500
S.S Reinemund	41,725	(1)
W.C. Weldon	16,580

(1)	Includes 1,100 shares held in family trust of which spouse is a trustee.

On February 29, 2016, ExxonMobil’s incumbent directors and executive officers (32 people) together owned 5,960,281 shares of ExxonMobil stock and zero shares covered by exercisable options, representing about 0.14 percent of the outstanding shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934 requires our executive officers and directors to file reports of their ownership and changes in ownership of ExxonMobil stock on Forms 3, 4, and 5 with the SEC. We are not aware of any unfiled or late reports for 2015.

AUDIT COMMITTEE REPORT

The primary function of our Committee is oversight of the Corporation’s financial reporting process, public financial reports, internal accounting and financial controls, and the independent audit of the annual consolidated financial statements. Our Committee acts under a charter, which can be found on the ExxonMobil website at exxonmobil.com/auditcharter. We review the adequacy of the charter at least annually. All of our members are independent directors, and all are audit committee financial experts under SEC rules. We held 11 meetings in 2015 at which, as discussed in more detail below, we had extensive reports and discussions with the independent auditors, internal auditors, and members of management.

In performing our oversight function, we reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP (PwC), the independent auditors. Management and PwC indicated that the Corporation’s consolidated financial statements were fairly stated in accordance with generally accepted accounting principles. We discussed significant accounting policies applied by the Corporation in its financial statements, as well as alternative treatments. We discussed with PwC matters covered by Public Company Accounting Oversight Board (PCAOB) standards, including PCAOB AS 16 Communication with Audit Committees. In addition, we reviewed and discussed management’s report on internal control over financial reporting and the related audits performed by PwC, which confirmed the effectiveness of the Corporation’s internal control over financial reporting.

We also discussed with PwC its independence from the Corporation and management, including the communications PwC is required to provide us under applicable PCAOB rules. We considered the non-audit services provided by PwC to the Corporation, and concluded that the auditors’ independence has been maintained.

We discussed with the Corporation’s internal auditors and PwC the overall scope and plans for their respective audits. We met with the internal auditors and PwC at each meeting, both with and without management present. Discussions included the results of their examinations, their evaluations of the Corporation’s internal controls, and the overall quality of the Corporation’s financial reporting.

We discussed with the Corporation’s management the comprehensive, long-standing risk management and compliance processes of the Corporation, and reviewed several topics of interest.

Based on the reviews and discussions referred to above, in reliance on management and PwC, and subject to the limitations of our role described below, we recommended to the Board, and the Board approved, the inclusion of the audited financial statements in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

We have also appointed PwC to audit the Corporation’s financial statements for 2016, subject to shareholder ratification of that appointment.

In carrying out our responsibilities, we look to management and the independent auditors. Management is responsible for the preparation and fair presentation of the Corporation’s financial statements and for maintaining effective internal control. Management is also responsible for assessing and maintaining the effectiveness of internal control over the financial reporting process in compliance with Sarbanes-Oxley Section 404 requirements. The independent auditors are responsible for auditing the Corporation’s annual financial statements, and expressing an opinion as to whether the statements are fairly stated in conformity with generally accepted accounting principles. In addition, the independent auditors are responsible for auditing the Corporation’s internal control over financial reporting and for expressing an opinion on the effectiveness of internal control over financial reporting. The independent auditors perform their responsibilities in accordance with the standards of the PCAOB. Our members are not professionally engaged in the practice of accounting or auditing, and are not experts under the Securities Act of 1933 in either of those fields or in auditor independence.

Larry R. Faulkner, Chair	Peter Brabeck-Letmathe
Ursula M. Burns	Douglas R. Oberhelman

ITEM 2 – RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee has appointed PricewaterhouseCoopers LLP (PwC) to audit ExxonMobil’s financial statements for 2016. We are asking you to ratify that appointment.

Total Fees

The total fees for PwC professional services rendered to ExxonMobil for the year ended December 31, 2015, were $34.4 million, an increase of $1.2 million from 2014. The Audit Committee reviewed and pre-approved all services in accordance with the service pre-approval policies and procedures, which can be found on the ExxonMobil website at exxonmobil.com/pre-approval. The Audit Committee did not use the “de minimis” exception to pre-approval that is available under SEC rules. The following table summarizes the fees, which are described in more detail below.

	2015	2014
	(millions of dollars)
Audit Fees	27.9	27.3
Audit-Related Fees	5.7	5.1
Tax Fees	0.8	0.8
All Other Fees	—	—

Total	34.4	33.2

Audit Fees

The aggregate fees for PwC professional services rendered for the annual audits of ExxonMobil’s financial statements for the year ended December 31, 2015, and for the reviews of the financial statements included in our quarterly reports on Form 10-Q for that year were $27.9 million (versus $27.3 million for 2014).

Audit-Related Fees

The aggregate fees for PwC Audit-Related services rendered to ExxonMobil for the year ended December 31, 2015, were $5.7 million (versus $5.1 million in 2014). These services were mainly related to asset dispositions, benefit plan audits, and attestation procedures related to cost certifications.

Tax Fees

The aggregate fees for PwC Tax services rendered to ExxonMobil for the year ended December 31, 2015, were $0.8 million (versus $0.8 million for 2014). These services are mainly related to assisting various ExxonMobil affiliates with the preparation of local tax filings and related services.

All Other Fees

The aggregate fees for PwC services rendered to ExxonMobil, other than the services described above under “Audit Fees,” “Audit-Related Fees,” and “Tax Fees,” for the year ended December 31, 2015, were zero (also zero in 2014).

We believe PwC is well qualified to perform this work. A PwC representative will be at the annual meeting to answer appropriate questions and to make a statement if desired.

The Audit Committee recommends you vote FOR this proposal.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with management of the Corporation. Based on that review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in the Corporation’s proxy statement for the 2016 annual meeting of shareholders, and also incorporated by reference in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015.

Samuel J. Palmisano, Chair	Michael J. Boskin
Jay S. Fishman	William C. Weldon

ITEM 3 – ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

At the meeting, shareholders will be asked to vote on a non-binding resolution to approve the compensation of the Named Executive Officers (NEOs), listed in the Summary Compensation Table.

ExxonMobil’s business model is reflective of a capital-intensive industry requiring long investment lead times and a significant focus on risk management. The structure of our compensation program fully supports this business model and aligns the interests of our executives with those of our long-term shareholders. This is particularly relevant given the current state of the industry.

ExxonMobil conducts business in a volatile commodity price environment and positions itself to achieve industry-leading returns regardless of industry conditions. We continue to create value for our shareholders by confidently and prudently investing through the price cycle to meet long-term energy demand growth. Our integrated business enables us to optimize economic returns across the oil and gas value chain. The Corporation’s success requires a strong culture of performance, a long-term orientation, and constancy of purpose among senior executives, all of which are reinforced by the design of our compensation program.

Our compensation program is developed and approved by the Compensation Committee of the Board, which is comprised exclusively of non-employee directors.

Aligned with Shareholder Interests

A substantial portion of annual compensation is in the form of restricted stock or stock units with a grant level determined by the performance award matrix described on page 33. Half of the equity award vests in five years from grant date and the other half vests in 10 years from grant date or retirement, whichever is later. These stock holding requirements are not accelerated upon retirement. During these long restriction periods, which far exceed most companies across all industries, the equity award cannot be used as collateral for any purpose and is at risk of forfeiture for resignation or detrimental activity, even beyond retirement.

This design ensures that the majority of compensation and the shareholding net worth of senior executives are linked to the performance of ExxonMobil stock and resulting shareholder returns. The executives’ inability to monetize equity earlier ensures that they experience the impact of commodity price cycles much like our long-term shareholders, as described in more detail on page 36.

The annual bonus also aligns the interests of executives with the priority of sustainable growth in shareholder value. The size of the bonus pool is determined by annual earnings performance and the level of individual awards is determined by the performance award matrix described on page 33. Fifty percent of the payout of the annual bonus award is delayed based on the pace of Corporate earnings performance, as described on pages 34 and 39. The entire annual bonus is subject to recoupment (“clawback”).

Linked to Business Results

The performance award matrix described on page 33 illustrates that industry-leading performance over the investment lead times of the business is required in the following seven key areas to achieve a top performance category (quintile) bonus and long-term stock award: Safety and Operations Integrity, Return on Average Capital Employed, Total Shareholder Return, Free Cash Flow, Shareholder Distributions, Strategic Business Results, and Project Execution. Moreover, all 21 executive officers – including the CEO and other Named Executive Officers – are expected to perform at the highest level or they are replaced.

A combination of these seven key performance metrics reflects the overall relative performance of the Corporation, as demonstrated on pages 30 and 31. Furthermore, a requirement to demonstrate leadership in all seven key performance areas establishes a significant performance standard at grant (versus vest) that allows the Corporation to maintain its uniquely long vesting periods. The more traditional alternative with performance criteria at vest requires greater line of sight resulting in shorter vesting periods, which would not be aligned with ExxonMobil’s business model.

Supported by Sound Governance Practices

The compensation program excludes pay practices that the Compensation Committee believes are contrary to shareholder interests and do not encourage the highest performance standards. Specifically, our executives are “at-will” employees and do not have employment contracts, severance agreements, or change-in-control arrangements, as detailed on page 43.

Shareholder Engagement

The Compensation Committee has carefully considered shareholder feedback on executive compensation received through wide-ranging dialogue between management and numerous shareholders, many of whom have held ExxonMobil stock for over a decade. The Committee also evaluated the results of the 2015 advisory vote on executive compensation, in which 90.1 percent of votes cast were FOR the compensation of the Named Executive Officers, and discussed the Company’s executive compensation program with its independent consultant.

On this basis, and in combination with a periodic assessment of alternate methods of granting compensation as outlined on pages 36 and 37, the Compensation Committee confirmed that the current compensation program best ensures an unwavering focus on the long-term performance of the business, which the Committee expects will continue generating strong operating and financial results for the benefit of the Company’s long-term shareholders.

The Committee respects all shareholder votes, both FOR and AGAINST the compensation program, and is committed to continued engagement between shareholders and the Company to fully understand the diverse viewpoints and discuss the important connections between ExxonMobil’s compensation program, business strategy, and long-term financial and operating performance.

Summary

•	ExxonMobil’s compensation program supports a business model that has weathered volatile commodity prices and industry business cycles for many years (see pages 30 and 31).

•	The compensation program sets ExxonMobil apart and has established a strong culture of performance, integrity, reliability, and consistency.

•	ExxonMobil is a proven leader in financial performance, project execution, and technology and has upheld its reputation as a safe, responsible, and reliable operator. Thanks to our strong track record, we remain the partner of choice for many resource owners.

•	It is our belief that ExxonMobil’s business model and supporting compensation program are effective in achieving the objectives of long-term shareholders. This is especially evident in the current commodity price environment, and we believe it will continue serving shareholders well through the full range of economic and industry business cycles.

For the reasons summarized above and discussed in more detail in this proxy statement, the Board recommends an advisory vote FOR the following resolution:

RESOLVED: That shareholders approve the compensation of the Named Executive Officers as disclosed pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion on pages 28 to 56 of this proxy statement.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (CD&A) and Executive Compensation Tables are organized as follows:

Executive Summary

2015 Say-On-Pay

•	Say-On-Pay Results: 90.1 percent “For”

•	We heard positive feedback from shareholders on:

–	Extensive shareholder engagement

–	New disclosure on the 7 key performance metrics that determine the number of long-term stock awards at grant

–	Long-term vesting as a unique design feature that requires stock holding through the commodity cycle

–	Market orientation based on realized and unrealized pay

•	We also identified two improvement opportunities from our dialogue with shareholders:

–	Further clarify how, in our program, performance criteria at grant (versus vest) strengthen the linkage between performance and pay, and allow for longer vesting periods. The combination of performance criteria at grant and longer vesting results in alignment with shareholder interests in a way that exceeds more traditional performance shares

–	Increase disclosure on how the performance award matrix determines the level of individual stock and bonus awards

Key Messages

Why Vote “For” Say-On-Pay?

•	Solid business performance through the commodity cycle relative to industry peers (pages 30 and 31)

•	Compensation is based on significant performance differentiation (pages 32 and 33)

•	Program design includes extended risk profile and is aligned with the Company’s business model and the interests of long-term shareholders (pages 34, 36, and 37)

How did we perform?	>	How do we link performance and pay?	>	How did we pay?	>	How do we manage risk?

Industry-leading performance across companies within the oil and gas industry of similar scale and complexity formed the basis for compensation decisions made by the Compensation Committee in 2015

(1) Employees and contractors; includes XTO Energy Inc. data beginning in 2011. (2) Workforce safety data from participating American Petroleum Institute (API) companies; 2015 industry data not available at time of publication. (3) Competitor data estimated on a consistent basis with ExxonMobil and based on public information. For definitions and more information, see page 44 of the Summary Annual Report included with the 2016 Proxy Statement. (4) Cumulative (chart 3) and Annualized (chart 4) returns assuming dividends are reinvested when paid. (5) Chevron, Royal Dutch Shell, Total, and BP weighted by market capitalization; shareholder return data for Total available from 1992. (6) Annual data calculated as average of daily prices from U.S. Energy Information Administration (EIA).

For the following footnotes, competitor data estimated on a consistent basis with ExxonMobil and based on public information.

(7) BP excludes impact of GOM spill, TNK-BP divestment, and 2013 Rosneft investment. For definitions and more information, see page 45 of the Summary Annual Report included with the 2016 Proxy Statement. (8) Total shareholder distributions divided by market capitalization. Shareholder distributions consist of cash dividends and share buybacks. For more information, see page 45 of the Summary Annual Report included with the 2016 Proxy Statement. (9) More information on Strategic Business Results is included on page 45. (10) Total Capitalization defined as “Net Debt + Market Capitalization”; and Leverage defined as “Net Debt / Total Capitalization.”

How did we perform?	>	How do we link performance and pay?	>	How did we pay?	>	How do we manage risk?

Design Objectives

Compensation program that rewards outstanding performance, promotes retention, and encourages long-term business decisions

Performance Differentiation

•	Overall level of individual stock and bonus award grants is determined by the relative performance of the business

•	Each executive’s total compensation is highly differentiated by individual performance (chart 8, page 33)

Career Orientation

•	Effective leadership results from broad range of experiences across the business cycle

–	CEO and other Named Executive Officers have career service with ExxonMobil ranging from 23 to more than 40 years

•	Focus on attracting and retaining best talent available for a lifelong career

•	Requires a compensation program that promotes retention by delaying majority of annual compensation and placing it at risk of forfeiture

Succession Planning and Continuity of Leadership

•	Strong belief that executive talent should be developed and promoted from within

•	Continuity of leadership helps achieve critically important sustainable risk management

Compensation Committee Decisions

•	Industry-leading performance over investment lead times of the business required in the following 7 key areas to achieve a top quintile bonus and long-term stock award: Safety and Operations Integrity, ROCE, TSR, Free Cash Flow, Shareholder Distributions, Strategic Business Results, and Project Execution

•	Experience and level of responsibility are also key factors in assessing the contributions of individual executives

•	Tally sheets and pension modeling provide detailed information, by pay element, and allow for assessment against publicly available data for similar positions at comparator companies

Benchmarking

•	Evaluation of level of compensation requires comparison against other U.S. companies that generally have large scale and complexity, capital intensity, international operations, and proven sustainability over time

AT&T	Chevron	IBM	Procter & Gamble
Boeing	Ford Motor Company	Johnson & Johnson	United Technologies
Caterpillar	General Electric	Pfizer	Verizon

•	Assessment of business and individual performance requires comparison against companies of similar scale and complexity in the same industry

Chevron	Royal Dutch Shell	Total	BP

Highest Performance Standards

•	Performance must be high in all 7 key areas for executive officers to receive an overall superior evaluation

–	Outstanding performance in one area will not cancel out poor performance in another

•	Annual performance assessment through well-defined process, covering executive officers and more than 1,700 executives worldwide across multiple business lines and staff functions

•	Performance assessments are spread across 5 quintiles, each of which corresponds to an award level, widely differentiated between highest and lowest quintile

•	Chart 8 illustrates distribution of stock and bonus awards by individual performance category (quintile) and pay grade, with awards for quintiles 2 through 5 expressed as a percentage of the highest quintile target

•	All 21 executive officers are expected to perform at the highest level or they are replaced

•	If it is determined that another executive would make a stronger contribution than the current officer, a succession plan is implemented and the incumbent is reassigned or separated

Scale and Complexity

How did we perform?	>	How do we link performance and pay?	>	How did we pay?	>	How do we manage risk?

Programs applied consistently for the past 14 years to all executives worldwide, including the CEO

Bonus Program

Three performance factors determine the annual bonus and focus executives on sustainable growth in shareholder value:

1.	Size of annual bonus pool determined by a formula, aligned with change in annual earnings

2.	Individual grant levels determined by business and individual performance (chart 8, page 33)

3.	Half of annual bonus delayed until cumulative earnings per share (EPS) reach a specified level; EPS threshold at $6.50 in 2014/2015

2015 bonus represents 9 percent of CEO’s reported pay and is down 35 percent versus 2014, in line with change in earnings in 2015

Equity Program

Three design principles in combination result in performance and risk profiles aligned with the returns of long-term shareholders:

1.	Number of shares at grant determined by business and individual performance (chart 8, page 33)

2.	Value of shares at vest determined by share price at vest

3.	Time between grant and vest aligned with investment lead times of the business

Vesting periods for senior executives far exceed typical three-year vesting that is common across most industries

•	Stock awards vest 50 percent in 5 years from grant date and 50 percent in 10 years or retirement, whichever is later; these stock holding requirements are not accelerated upon retirement

•	Better aligns with time frames over which business decisions affect long-term shareholder value

Example – Stock Award Grant vs. Vest Period for CEO, assuming retirement in 2017

Performance criteria at grant allow ExxonMobil to have long vesting periods while maintaining a significant award performance basis

2015 stock award represents 67 percent of CEO’s reported pay; number of shares granted is consistent with 2014, reflective of ExxonMobil’s industry-leading performance in all 7 key areas over investment lead times of the business

(1)	The purpose of the two-thirds adjustment is to mitigate the impact of commodity price swings on short-term earnings performance.

CEO Compensation

For definitions of the terms “Reported Pay,” “Realized Pay,” and “Unrealized Pay” as used in this Overview, as well as a list of our compensation benchmark companies, see Frequently Used Terms on page 38. (1) Interest rate changes: from 2.5% for 2012 to 3.5% for 2013; to 3.0% for 2014; to 2.75% for 2015. (2) In 2013, the change in pension value was negative (–$6.24 million), but under SEC reporting rules, a negative change in pension value must be shown in the Summary Compensation Table as zero. (3) Exercised last stock options granted in 2001 that would have expired in 2011. No stock options granted since 2001. (4) 2015 benchmark company data not available at time of publication.

How did we perform?	>	How do we link performance and pay?	>	How did we pay?	>	How do we manage risk?

Long Vesting Periods

ExxonMobil’s vesting periods far exceed competitors, are strongly integrated with our business model, and are aligned with long-term shareholder interests

Resulting in extensive stock holding through the commodity cycle

Reflective of long investment lead times and well aligned with ExxonMobil’s business model

For both examples, and in both programs, 100 shares are granted each year from 2006 to 2016.

(1) ExxonMobil equity program: 50 percent of an annual grant of restricted stock or restricted stock units vests in 5 years and the other 50 percent vests in 10 years or retirement, whichever is later. (2) Hypothetical alternate formula-based program: percent of target shares that pay out depending on ExxonMobil’s relative three-year TSR rank versus our primary competitors: Chevron, Royal Dutch Shell, Total, and BP. TSR ranking has been determined by a Monte Carlo simulation that applies equal probability to each rank position. The Monte Carlo simulation method is consistent with U.S. GAAP accounting principles for valuing performance stock awards. Payout factors as follows: 200% of target if ranked 1; 150% of target if ranked 2; 75% of target if ranked 3; and 0% of target if ranked 4 or 5. (3) Annual data calculated as average of daily prices from U.S. Energy Information Administration (EIA).

Periodic Assessment of Program Design

The Compensation Committee periodically evaluates alternate long-term equity programs, including a methodology based on three-year relative TSR

•	Charts 15 and 16 demonstrate that such a program enables a faster payout schedule, not aligned with the Company’s business model nor the interests of long-term shareholders

•	In confirming the design of our long-term equity program, the Compensation Committee took into consideration that:

–	Long-term equity programs in which performance criteria apply to the vest date require greater line of sight and thus shorter vesting periods

–	Earlier payout schedules entail a leveraged formula that could focus executives on short-term results at the expense of long-term sustainable growth in shareholder value

–	ExxonMobil executives see a one-for-one change in compensation through share price, aligned with the experience of the long-term shareholder

–	After retirement, ExxonMobil senior executives continue to have grants unvested, which are at risk of forfeiture for 10 years, and cannot be used as collateral for any purpose

A requirement to demonstrate leadership in all 7 key performance areas establishes a significant performance standard at grant which in turn allows ExxonMobil to maintain its uniquely long vesting periods

Sound Governance Practices

How our program encourages the highest performance standards:

✓	Keeps executives focused on delivering industry-leading results over long periods of time, aligned with the Company’s business model

✓	Holds executives accountable for many years, extending well beyond retirement

✓	Aligns the financial gains or losses of each executive with the experience of long-term shareholders

✓	Supports retention and continuity of leadership by encouraging a career orientation

How our program discourages inappropriate risk taking:

✓	Extensive stock holding requirement through total compensation that is heavily weighted towards the equity program with long vesting periods

✓	Unvested stock awards and the delayed payout of half of the annual bonus are subject to forfeiture for resignation or detrimental activity, with no accelerated payout at retirement

✓	Strong bonus clawback policy

✓	No employment contracts, severance agreements, or change-in-control arrangements

✓	Grant decisions based on share-denominated basis (versus price basis) reinforce risk/reward profile of our program

✓	No guaranteed bonuses or additional grants to balance changes in value of prior grants

Our program is applied consistently to all executives, including the CEO

Shareholder Engagement and Prior Say-On-Pay Vote

•	Shareholder engagement strategy focuses on wide-ranging dialogue between numerous shareholders and management. For 2015, this included:

–	Individual conference calls on multiple occasions throughout the year with the Company’s largest shareholders; and,

–	Webcast on May 14, 2015, available to all shareholders.

•	These engagements provided an excellent opportunity to discuss alignment between performance and pay, as well as the Company’s long-standing philosophy that executive compensation should be based on long-term performance, aligned with the investment lead times of the business, as our Proxy materials demonstrate.

•	In assessing the executive compensation program, the Compensation Committee on multiple occasions:

–	Evaluated alternate methods of granting compensation;

–	Carefully considered the results of the 2015 advisory vote on executive compensation and the insights gained from this extensive dialogue; and,

–	Discussed this subject with its independent consultant.

•	Based on this assessment, the Committee confirmed that the current compensation program best ensures an unwavering focus on the long-term performance of the business, which the Committee expects will continue generating strong operating and financial results for the benefit of the Company’s long-term shareholders.

•	The Committee respects all shareholder votes, both “For” and “Against” our compensation program, and is committed to continued engagement with shareholders to ensure a full understanding of diverse viewpoints.

Frequently Used Terms

Please also read the footnotes contained throughout this Overview for additional definitions of terms we use and other important information.

Reported Pay is Total Compensation reported in the Summary Compensation Table, except for years 2006 to 2008, where the grant date value of restricted stock as provided under current SEC rules is used to put all years of compensation on the same basis.

Realized Pay is compensation actually received by the CEO during the year, including salary, current bonus, payouts of previously granted Earnings Bonus Units (EBUs), net spread on stock option exercises, market value at vesting of previously granted stock-based awards, and All Other Compensation amounts realized during the year. It excludes unvested grants, change in pension value, and other amounts that will not actually be received until a future date. Amounts for compensation benchmark companies include salary, bonus, payouts of non-equity incentive plan compensation, and All Other Compensation as reported in the Summary Compensation Table, plus value realized on option exercise or stock vesting as reported in the Option Exercises and Stock Vested table. It excludes unvested grants, change in pension value, and other amounts that will not actually be received until a future date, as well as any retirement-related payouts from pension or nonqualified compensation plans.

Unrealized Pay is calculated on a different basis from the grant date fair value of awards used in the Summary Compensation Table. Unrealized Pay includes the value based on each compensation benchmark company’s closing stock price at fiscal year-end 2014 of unvested restricted stock awards; unvested long-term share and cash performance awards, valued at target levels; and the “in the money” value of unexercised stock options (both vested and unvested). If a CEO retired during the period, outstanding equity is included assuming that unvested awards, as of the retirement date, continued to vest pursuant to the original terms of the award.

Compensation Benchmark Companies consist of AT&T, Boeing, Caterpillar, Chevron, Ford Motor Company, General Electric, IBM, Johnson & Johnson, Pfizer, Procter & Gamble, United Technologies, and Verizon. For consistency, CEO compensation is based on compensation as disclosed in the Summary Compensation Table of the proxy statements as of August 31, 2015.

Statements regarding future events or conditions are forward-looking statements. Actual future results, including project plans, schedules, and results, as well as the impact of compensation incentives, could differ materially due to changes in oil and gas prices and other factors affecting our industry, technical or operating conditions, and other factors described in Item 1A “Risk Factors” in our most recent Form 10-K. References to oil-equivalent barrels and other quantities of oil and gas herein include amounts not yet classified as proved reserves under SEC rules, but which we believe will ultimately be moved into the proved category and produced.

The term “project” can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

KEY ELEMENTS OF THE COMPENSATION PROGRAM

•	The Company’s executive compensation program consists of base salary, annual bonus, and long-term equity in the form of restricted stock or restricted stock units. The Company also provides retirement plans in the form of pension and savings plans.

•	The Compensation Committee determined that the following allocation of annual pay granted best supports the business model, as well as the values, principles, and objectives as described on pages 32 and 33. The actual allocation of these compensation elements can vary year-to-year based on the performance of the business.

	Percent of Annual Pay Granted*	Objective
Salary	10 percent or less	Provide a base level of income
Annual Bonus	10 to 20 percent	Tie compensation to annual business performance
Equity	Over 50 percent	Achieve alignment with the interests of long-term shareholders

*	Annual Pay Granted for this purpose means total compensation shown in the Summary Compensation Table, minus Change in Pension Value and Nonqualified Deferred Compensation Earnings and All Other Compensation.

Salary

•	Benchmarking determines the overall size of the salary program.

•	The level of annual salary is based on the executive’s individual performance, experience, and level of responsibility.

•	Salary decisions directly affect the level of retirement benefits since salary is included in retirement benefit formulas.

Annual Bonus

•	The Compensation Committee establishes the overall size of the annual bonus pool (“ceiling”) based on the annual percentage change in projected Corporate earnings, using the formula described on page 34. The program has been applied consistently for the last 14 years, including years in which earnings declined.

•	Individual bonus grants are determined by the performance award matrix on page 33, which differentiates award levels by individual performance and by pay grade. The performance award matrix is based on seven key financial and operating metrics.

•	The annual bonus is generally delivered as shown below.

–	Half of the annual bonus is delayed and paid out when a specified level of cumulative earnings per share (EPS) is achieved or in three years at a reduced level. This delayed payout feature further aligns the interests of executives with sustainable long-term growth in shareholder value.

–	If the cumulative EPS threshold required for payout is not reached within three years, the EBU is reduced to an amount equal to the number of units times the actual cumulative EPS over the three-year period. This threshold ties the timing of the bonus payment to the rate of the Corporation’s future earnings and is therefore intentionally set at a level that is expected to be achieved within the three-year period.

–	The delayed portion of the bonus is at risk of forfeiture (see page 43).

–	The bonus award in its entirety is also subject to clawback (see page 43).

Equity Awards

•	Equity-based compensation accounts for a substantial portion of annual pay granted, intended to align the personal financial interests of executives with the interests of long-term shareholders and to encourage a long-term perspective.

•	Equity awards are granted in the form of restricted stock or restricted stock units (RSUs).

•	The performance award matrix on page 33 determines the size of individual equity awards and widely differentiates awards among eligible executives based on individual performance and pay grade.

•	The Compensation Committee sets the size of the equity program and makes grant decisions on a share-denominated basis rather than a price basis. The Committee does not support a practice of offsetting the loss or gain of prior equity grants by the value of current year grants, which would minimize the risk/reward profile of stock-based awards and undermine the long-term view that executives are expected to adopt.

•	The Committee also compares the total value of long-term equity awards against the combined value of all forms of long-term awards by each compensation benchmark company through an annual benchmarking process (see pages 32 and 41).

•	No stock options have been granted since 2001 and there are no plans to make such grants in the future.

Vesting and Restriction Periods

•	Equity awards vest 50 percent in five years from grant date and 50 percent in 10 years or retirement, whichever is later.

•	Equity awards are not subject to acceleration, even at retirement, except in the case of death.

•	These vesting periods far exceed those applied by most companies across all industries and better align with the long time frames over which business decisions affect long-term shareholder value in our industry. For additional information on the benefits of long-term vesting, see page 36.

•	Unvested equity awards cannot be used as collateral for any purpose and are subject to forfeiture, even beyond retirement (see page 43).

Retirement Plans

Retirement plans include defined contribution plans, such as the Company’s savings plans, that are attractive to new hires as they can begin building an account balance immediately, and defined benefit plans, such as the Company’s pension plans, that are valuable in retaining mid- and late-career employees. The Named Executive Officers participate in the same savings and pension plans as other U.S. executives.

Change in control is not a triggering event under any ExxonMobil benefit plan.

Savings Plans

•	The qualified Savings Plan permits employees to make pre- or post-tax contributions and receive a Company-matching contribution of 7 percent of eligible salary, to the extent they contribute a minimum of 6 percent of salary. These contributions are subject to Internal Revenue Code limits on the amount of pay taken into account and the total amount of contributions. Qualified benefits are payable in a single lump sum or in partial withdrawals at any time after retirement.

•	The nonqualified Supplemental Savings Plan does not permit employee contributions but provides 7 percent of eligible pay to restore matching contributions that could not be made to the qualified plan due to Internal Revenue Code limits. The nonqualified savings plan balance is paid in a single lump sum six months after retirement.

Pension Plans

•	The pension plans (qualified and nonqualified) help to attract and retain employees at all levels of the Corporation until retirement age, consistent with the long-term nature of the Company’s business and its objective of promoting a long-term career.

•	The pension plans provide an annual benefit of 1.6 percent of final average pay per year of service, with an offset for Social Security benefits.

•	Pay for the purpose of pension calculations includes base salary and bonus, but does not include stock-based awards. Inclusion of the annual bonus in the pension formula further strengthens the performance basis of such bonuses.

•	Because pension benefits use final average pay applied to all years of service, the increase in pension values is greatest late in an employee’s career when compensation tends to be highest. This also enhances the retention of high-performing employees whose compensation typically increases as their job responsibilities expand.

•	The nonqualified Supplemental Pension Plan provides pension benefits to the extent annual salary exceeds the amount that can be considered in determining qualified pension benefits and to the extent other limits may apply to qualified benefits. Without the Supplemental Pension Plan, the retention power of the overall pension plan would be greatly reduced for employees earning more than that amount, since the increase in their pension values in mid- to late-career would be based on relatively flat final average pay.

•	The nonqualified Additional Payments Plan provides pension benefits with respect to the annual bonus, further supports retention and performance objectives, and reinforces the Compensation Committee’s practice of linking a greater proportion of compensation to business results for more senior-level executives.

•	For more information on the pension plans, see page 53.

KEY ADDITIONAL FEATURES OF THE COMPENSATION PROGRAM

Benchmarking Principles

•	Consistent with the Compensation Committee’s practice of using well-informed judgment to determine overall executive compensation, the Committee focuses on a broad orientation, generally a range around the median compensation of our benchmark companies, which provides the ability to:

–	Differentiate compensation based on experience and performance levels among executives;

–	Minimize the potential for automatic ratcheting-up of compensation that could occur with a narrow target among benchmarked companies;

–	Manage salaries based on a long-term career orientation; and

–	Respond to changing business conditions.

•	These benchmarking principles apply to salary, annual bonus, and long-term equity awards.

•	Whether an executive’s total compensation is near, substantially below, or above the median is a qualitative factor the Compensation Committee considers along with Company performance, individual performance, experience, and level of responsibility (see page 44).

•	The Compensation Committee uses an independent consultant to assist in this analysis as discussed in the Corporate Governance section on page 12.

•	For a list of the compensation benchmark companies, see page 32.

Share Utilization

•	Each year, the Compensation Committee establishes a ceiling for long-term equity awards. The overall number of shares underlying awards granted in 2015 represents dilution of 0.2 percent. This dilution is more than 63 percent below the average of the companies benchmarked for compensation based on historical grant patterns. The effect is a lower relative impact on earnings per share at time of grant versus the compensation benchmark companies.

•	The Company has a long-established practice of purchasing shares in the open market and through negotiated transactions to offset the dilutive effect of shares issued under the equity program.

Granting Practices

•	The Compensation Committee grants incentive awards to the Company’s senior executives at its regular November meeting and does not do so by written consent. The Committee also made a bonus and equity award grant to Mr. Woods in December 2015 at the time of his election as President.

•	A committee comprised of ExxonMobil’s Chairman, President, and Senior Vice Presidents grants incentive awards to other eligible employees, within the parameters of the bonus and equity award ceilings approved by the Compensation Committee. The schedule of the Compensation Committee determines when this committee meets to make such grants.

•	The Compensation Committee does not award additional grants to offset any decline in value of prior grants. Additionally, a share-denominated grant basis ensures that the interests of executives are aligned with those of long-term shareholders (see page 40).

Stock Ownership

•	In order to further align the interests of our senior executives with the interests of long-term shareholders and to ensure they have a significant stake in the sustainable long-term success of the Corporation, it is ExxonMobil’s policy that executives hold significant amounts of restricted stock or restricted stock units for multiple years after retirement.

•	Equity awards cannot be used as collateral for any reason during the period of restriction, even during retirement.

•	With over 50 percent of total compensation awarded in long-term equity with long vesting periods, stock ownership of ExxonMobil executives far exceeds the ownership guidelines of most companies.

•	The table below shows stock ownership, including shares underlying RSUs, as a multiple of salary and the percentage of shares that are still subject to restrictions for the Named Executive Officers as well as the average for all current U.S.-dollar-paid executive officers as of year-end 2015.

Name	Dollar Value of Stock Ownership as a Multiple of Salary	Percent of Shares/Units Restricted
R.W. Tillerson	64	77
D.W. Woods	28	89
A.P. Swiger	50	73
M.W. Albers	46	90
M.J. Dolan	53	83
All Other U.S.-Dollar-Paid Executive Officers (Average)	29	80

Hedging Policy

•	Company policy prohibits all active employees, including executives, from entering into put or call options on ExxonMobil common stock or futures contracts on oil or gas.

Clawback Policy and Forfeiture Provisions

•	In the event of a material negative restatement of ExxonMobil’s reported financial or operating results, the Board is authorized to take actions as it deems necessary and appropriate, including the recoupment (clawback) of any bonus (cash or earnings bonus units) paid to an executive officer. This recoupment policy reflects the Company’s high ethical standards and strict compliance with accounting and other regulations applicable to public companies.

•	The delayed portion of the annual bonus and unvested long-term equity awards are at risk of forfeiture in case of early retirement and/or detrimental activity if an executive:

–	Leaves the Company before standard retirement time (defined as age 65 for U.S. employees). In the event of retirement prior to the age of 65 but after eligibility for early retirement (i.e., age 55 to 64), the Compensation Committee, in the case of an executive officer, must approve the retention of awards.

–	Engages in activity that is detrimental to the Company, even if such activity occurs or is discovered after retirement.

Employment Arrangements

•	The CEO and other senior executives are “at-will” employees and as such do not have employment contracts, severance agreements, or change-in-control arrangements with the Company.

•	This eliminates any real or perceived “safety net” with respect to job security and increases the risk and consequences to the individual of performance that does not meet the highest standards.

Tax Matters

•	The Company does not provide tax assistance for either bonus or equity awards.

•	The bonus and equity programs are structured with the intention to meet the requirements for deductibility as performance-based compensation under Section 162(m) of the Internal Revenue Code. This permits the Company to deduct certain compensation paid to the CEO and the other three most highly paid executives other than the Principal Financial Officer (PFO) if compensation is in excess of $1 million.

–	The material terms of performance goals under the bonus and equity programs were previously approved by shareholders and were established to meet tax regulations. In order to grant any incentive awards to the covered executives, the Corporation must achieve positive net income (earnings). If positive earnings are achieved, individual awards to these executives are subject to a maximum cap of 0.2 percent of earnings in the case of bonus awards, and 0.5 percent of earnings in the case of equity awards. Equity awards to the covered executives for purposes of Section 162(m) of the Internal Revenue Code are made only under the “performance stock” provisions of the 2003 Incentive Program, which include the shareholder-approved goal and cap. The Compensation Committee has no authority to amend or change the shareholder-approved goals.

–	These terms do not represent the actual financial and operational goals the Company expects our senior executives to achieve. Actual award levels are determined based on the achievement of financial and operating goals as described on page 33 and are below the shareholder-approved caps.

•	Salaries for senior executives may be set at levels that exceed the U.S. income tax law limitation on deductibility. The primary drivers for determining the amount and form of executive compensation are the retention and motivation of superior executive talent rather than the Internal Revenue Code.

•	Executives may not elect to defer any element of compensation prior to retirement.

•	Nonqualified pension and other benefits have been designed in a manner intended to avoid additional taxes that could potentially be imposed on the recipients of such amounts by Section 409A of the Internal Revenue Code. This is achieved by setting the form and timing of distributions to eliminate executive and Company discretion.

The above discussion of tax consequences is based on the Company’s interpretation of current U.S. tax laws.

COMPENSATION COMMITTEE 2015 DECISIONS

•	ExxonMobil’s business model is reflective of a capital-intensive industry requiring long investment lead times and a significant focus on risk management. The structure of our compensation program fully supports this business model and aligns the interests of our executives with long-term shareholders. This is particularly relevant given the current state of the industry.

•	ExxonMobil conducts business in a volatile commodity price environment and positions itself to achieve industry-leading returns regardless of industry conditions. We continue to create value for our shareholders by confidently and prudently investing through the price cycle to meet long-term energy demand growth. Our integrated business enables us to optimize economic returns across the oil and gas value chain. The Corporation’s success requires a strong culture of performance, a long-term orientation, and constancy of purpose among senior executives, all of which are reinforced by the design of our compensation program.

•	The Compensation Committee sets compensation for Named Executive Officers and senior executives consistent with the compensation design objectives and general principles outlined on pages 32 and 33.

Performance Measurements

•	The Compensation Committee assesses the CEO’s performance and documents the basis on which compensation decisions are made.

•	Similarly, the CEO reviews the performance of all other senior executives with the Board of Directors during the annual executive development review in October of each year. In addition to this formal annual assessment, the Board also assesses the performance of all senior executives throughout the year during specific business reviews and Board Committee meetings.

•	Industry-leading performance across companies within the oil and gas industry of comparable scale and complexity and over investment lead times of the business is required in seven key performance areas to achieve a top quintile award (see page 33). While the seven key metrics are not assigned a specific weight, safety performance and return on average capital employed (ROCE) are given highest priority.

•	Executive Officers are expected to perform at the highest level, as detailed on page 33.

–	Outstanding performance in one area will not cancel out poor performance in another.

–	A violation of the Company’s code of business conduct could result in elimination of an officer’s incentive award for the year, as well as termination of employment and/or cancellation of all previously granted awards that have not yet vested or been paid.

•	The Committee also takes into account leadership in sustaining sound business controls and a strong ethical and corporate governance environment. Experience and level of responsibility are also considered in assessing the contributions of individual executives. Career service for Named Executive Officers ranges from 23 to more than 40 years. Their most recent responsibilities are outlined below.

Name	Principal Position
R.W. Tillerson	– Chairman of the Board and CEO since 2006 – President and member of the Board since 2004, and President through 2015 – More information regarding his career history is on pages 8 and 19
D.W. Woods	– President and member of the Board since January 1, 2016 – Senior Vice President in 2014 and 2015 – More information regarding his career history is on pages 8 and 20
A.P. Swiger	– Principal Financial Officer (PFO) since 2013 – Senior Vice President since 2009
M.W. Albers	– Senior Vice President since 2007
M.J. Dolan	– Senior Vice President since 2008

Pay Awarded to Named Executive Officers

•	The Compensation Committee determined and approved the individual elements of compensation as well as total compensation for each Named Executive Officer as described below and shown in the tables beginning on page 47.

•	Within the context of the compensation program structure and performance assessment process described previously, the Committee aligned the value of 2015 compensation for the Named Executive Officers with the performance of the Company, individual performance, and compensation of benchmark companies.

•	Pages 30 and 31 illustrate ExxonMobil’s 2015 industry-leading performance against companies of similar scale and complexity in our industry in all seven key performance areas. Additionally, the Company has a diverse and balanced portfolio of high-quality operations, projects, and new opportunities across our Upstream, Downstream, and Chemical businesses.

Upstream

–	Added 1.4 billion oil-equivalent barrels of new resource and maintained a total resource base of 91 billion oil-equivalent barrels.

–	Completed six major Upstream projects with working interest production capacity of almost 300 thousand oil-equivalent barrels per day, highlighted by two deepwater projects offshore West Africa and an expansion of the Kearl development in Canada.

–	Made a significant oil discovery offshore Guyana, with additional exploration planned in 2016.

Downstream

–	Achieved record sales of our industry-leading synthetic lubricants, including Mobil 1.

–	Started up the Edmonton Rail Terminal, facilitating delivery of equity crude oil to ExxonMobil and industry refineries.

–	Approved funding to expand the hydrocracker at our refinery in Rotterdam, Netherlands, utilizing proprietary hydrocracking technology to produce high-quality lube basestocks and ultra-low sulfur diesel to meet growing demand.

Chemical

–	Invested $2.8 billion with selective investments in specialty business growth, advantaged feedstock capture, high-return efficiency projects, and low-cost capacity debottlenecks.

–	Progressed construction on major expansions at our Texas facilities and on a new 230-thousand-tonnes-per-year specialty polymers project in Singapore.

–	Progressed construction of a joint venture specialty elastomers facility in Saudi Arabia that will produce higher-margin synthetic rubber products.

More details on ExxonMobil’s strategic business results and strategies are available in the Summary Annual Report included with the 2016 Proxy Statement.

•	The Compensation Committee also used tally sheets that show the individual elements of compensation and benefits, including retirement, to understand how decisions on each compensation element affect each Named Executive Officer’s total compensation.

•	The compensation allocation and a description of the changes in compensation in 2015 based on the Summary Compensation Table on page 47 are provided below. The method of determining the individual level of bonus and RSUs in 2015 is described on page 33.

–	The higher level of compensation for Mr. Tillerson as CEO versus the other Named Executive Officers reflects his greater level of responsibility including ultimate responsibility for the performance of the Corporation and oversight of the other senior executives.

2015 Compensation for Named Executive Officers

Salary

•	Changes in salary from the prior year are consistent with the base salary program for all U.S. executives, taking into account desired market orientation, individual performance, increased individual experience, and level of responsibility.

Bonus (Cash plus full value of EBU award)

•	The Compensation Committee established a ceiling for the 2015 bonus program of $131 million versus $207 million in 2014. The size of the bonus program compared to 2015 corporate earnings of $16.2 billion is 0.8 percent of earnings. The size of the bonus program is directly linked to Corporate earnings as described on page 39.

•	The cumulative EPS, or threshold, required for payout of the delayed portion (i.e., EBU) was $6.50 per unit in 2014/2015 and gradually increased since 2001 from $3.00 per unit.

•	The annual bonuses in 2015 were down 35 percent for Mr. Tillerson and approximately 25 percent for Messrs. Swiger, Albers, and Dolan due to an increase in their pay grade. Mr. Woods’ award reflected an increase in his pay grade and his election as President.

Equity Awards

•	The number of RSUs granted in 2015 was the same as in 2014 for Mr. Tillerson and is reflective of ExxonMobil’s industry-leading performance as described on pages 30 and 31. The grant level was increased for the other Named Executive Officers primarily to reflect their transition to higher pay grades as previously noted.

•	The grant date fair value of each underlying share was lower in 2015, in line with the lower stock price on the 2015 grant date compared to 2014.

Pension (Change in Pension Value)

•	The lower lump sum interest rate for 2015 (2.75 percent) versus 2014 (3 percent) is a contributing factor to the pension accruals. These values are estimates; the actual value will be determined at the time each individual retires from the Company.

•	A breakdown of the factors that determined the change in Mr. Tillerson’s pension in 2015 is in the narrative to the Summary Compensation Table on page 48.

All Other Compensation

•	This category comprises all other compensation as shown in the Summary Compensation Table and as explained in more detail on pages 49 and 50.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table for 2015

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Total ($)
R.W. Tillerson Chairman and CEO	2015 2014 2013	3,047,000 2,867,000 2,717,000	2,386,000 3,670,000 3,670,000	18,288,000 21,420,000 21,254,625	0 0 0	0 0 0	3,036,167 4,683,892 0	540,291 455,420 496,704	27,297,458 33,096,312 28,138,329
D.W. Woods President (1)	2015	736,667	1,219,000	7,241,492	0	0	954,492	143,221	10,294,872
A.P. Swiger Senior Vice President; PFO	2015 2014 2013	1,228,750 1,142,500 1,052,500	1,409,000 1,876,000 1,876,000	8,648,192 8,644,160 8,577,422	0 0 0	0 0 0	3,489,861 4,355,277 640,703	126,559 116,619 112,596	14,902,362 16,134,556 12,259,221
M.W. Albers Senior Vice President	2015 2014 2013	1,232,500 1,162,500 1,092,500	1,409,000 1,876,000 1,876,000	8,648,192 8,644,160 8,577,422	0 0 0	0 0 0	3,277,380 4,337,214 0	129,265 135,215 111,791	14,696,337 16,155,089 11,657,713
M.J. Dolan Senior Vice President	2015 2014 2013	1,322,500 1,252,500 1,175,000	1,635,000 2,168,000 2,168,000	10,078,720 10,129,280 10,051,076	0 0 0	0 0 0	1,565,725 2,360,606 395,472	147,587 139,827 126,600	14,749,532 16,050,213 13,916,148

(1)	Mr. Woods was Senior Vice President in 2015 and elected President of ExxonMobil and member of the Board of Directors effective January 1, 2016.

Terms of Employment Agreements

•	ExxonMobil’s senior executives are “at-will” employees and do not have employment agreements.

Salary

•	Effective January 1, 2016, the annual salary was increased for Mr. Tillerson to $3,167,000; and Mr. Woods to $1,000,000. Effective April 1, 2016, the annual salary was increased for Mr. Swiger to $1,300,000; Mr. Albers to $1,300,000; and Mr. Dolan to $1,400,000.

•	Refer to page 39 for more details on the design of the salary program and pages 44 to 46 for more details on the Compensation Committee 2015 decisions.

•	Salary is not deductible by the Corporation to the extent that it exceeds $1 million for any Named Executive Officer (other than the PFO).

Bonus

•	The 2015 bonus was paid one-half in cash at the time of grant. The Company delays payment of the balance until cumulative earnings reach $6.50 per share. Delayed bonus amounts do not earn interest.

•	Refer to page 39 for more details on the design of the bonus program and pages 44 to 46 for more details on the Compensation Committee 2015 decisions.

Stock Awards

•	In accordance with disclosure regulations, the valuation of stock awards in this table represents the grant date fair value, which is equal to the number of RSUs awarded times the grant price. Grant price is deemed to be the average of the high and low sale prices on the NYSE on the grant date: $81.28 on November 24, 2015; $76.03 on December 9, 2015 (with respect to a supplemental award made to Mr. Woods in connection with his election as President); $95.20 on November 25, 2014; and $94.47 on November 26, 2013.

•	Refer to page 40 for more details on the design of the equity program and pages 44 to 46 for more details on the Compensation Committee 2015 decisions.

•	Dividends or dividend equivalents paid on restricted stock or RSU awards are reflected in the grant date fair value and, therefore, are not shown in the table.

Change in Pension Value and Nonqualified Deferred Compensation Earnings

The amounts shown in this column in the Summary Compensation Table solely represent the positive change in pension value. The Corporation’s nonqualified deferred compensation plan (Supplemental Savings Plan) does not permit accrual of above-market or preferential earnings.

Pension Value

•	The change in pension value shown in the table for 2015 is the increase between year-end 2014 and year-end 2015 in the present value of each executive’s pension benefits under the plans described in more detail beginning on page 53.

•	For each year end, the data reflect an annuity beginning at age 60 (or current age if over 60) equal to 1.6 percent of the participant’s covered compensation multiplied by years of service at year end. These values are converted to lump sums using the plan’s applicable interest rate and other factors as of each year.

–	For plan participants who had attained age 50 with at least 10 years of service before January 1, 2008 (including all Named Executive Officers except Mr. Woods), the lump sum interest rates for an employee who worked through the end of 2014 was 3 percent and through the end of 2015 was 2.75 percent.

–	For other participants (including Mr. Woods), the plan specifies short-, medium- and long-term interest rate assumptions for this purpose. The lump sum interest rates for an employee who worked through the end of 2014 were 1.32 percent, 3.92 percent, and 5 percent, respectively, and through the end of 2015 were 1.69 percent, 4.08 percent, and 5.03 percent, respectively.

•	For employees under age 60, these age-60 lump sums are discounted to present values based on the time difference between the individual’s age at year-end 2015 and age 60 (and at year-end 2014 and age 60) using the interest rates for financial reporting of pension obligations as of each year end. The discount rate for determining the present value of benefits was 4 percent as of year-end 2014 and 4.25 percent as of year-end 2015.

•	The difference between the two year-end amounts represents the annual increase in the value of the pension shown in the Summary Compensation Table.

•	For Mr. Tillerson, the change in pension value for 2015 represents a 4.6-percent increase in the present value of his pension benefits as shown in the Pension Benefits table on page 53. The following table provides a breakdown of the underlying factors.

Factors	Change in Pension Value (Percent)	Change in Present Value ($)
Lower Lump Sum Interest Rate	2.6	1,693,212
Change in Final Average Bonus	0	0
Change in Final Average Salary	2.3	1,536,996
Age and Service	–0.3	–194,041
Total	4.6	3,036,167

All Other Compensation

The following table breaks down the amounts included in the All Other Compensation column of the Summary Compensation Table for 2015.

Name	Life Insurance ($)	Savings Plan ($)	Personal Security ($)	Personal Use of Company		Financial Planning ($)	Relocation ($)	Total ($)
				Aircraft ($)	Properties/Car ($)
R.W. Tillerson	96,054	213,290	122,675	73,856	23,726	10,690	0	540,291
D.W. Woods	0	51,567	15,184	0	61	9,363	67,046	143,221
A.P. Swiger	25,215	86,013	4,641	0	0	10,690	0	126,559
M.W. Albers	25,319	86,275	961	0	6,020	10,690	0	129,265
M.J. Dolan	41,712	92,575	1,757	0	853	10,690	0	147,587

Life Insurance

•	The Company offers senior executives term life insurance or a Company-paid death benefit. The Company eliminated this program for all newly eligible executives as of October 2007, but retained it for all current participants. All Named Executive Officers participate in the program except for Mr. Woods who participates only in the Company’s broad-based employee life insurance program.

•	Coverage under either option equals 4 times base salary until age 65, and a declining multiple thereafter until age 75, at which point the multiple remains at 2.5 times salary.

•	For executives with term life insurance coverage, the premium cost in any year depends on overall financial and mortality experience under the group policy. For executives electing the death benefit, there is no cash cost until the executive dies, as benefits are paid directly by the Company.

•	The amount shown is based on Internal Revenue Code tables used to value the term cost of such coverage. This valuation is applied since the actual life insurance premium is a single payment for a large group of executives that does not represent the cost of insuring one specific individual; and because one of the Named Executive Officers has elected the death benefit, the long-term cost of which is comparable to the insurance.

Savings Plan

•	The amount shown is the value of Company-matching contributions under ExxonMobil’s tax-qualified savings plan and Company credits under the related nonqualified supplemental plan.

•	The Company matching contribution is 7 percent, which is consistent with the matching contribution for all employees participating in the savings plan.

•	The nonqualified supplemental plan provides all affected employees with the 7-percent Company credit to which they would otherwise be entitled as a matching contribution under the qualified plan if not for limitations under the Internal Revenue Code.

•	The value of the credits to the nonqualified supplemental plan is also disclosed in the Nonqualified Deferred Compensation table on page 55.

Personal Security

•	The Company provides security for its employees as appropriate based on an assessment of risk, which includes consideration of the employee’s position and work location.

•	The Company does not consider any such security costs to be personal benefits since these costs arise from the nature of the employee’s employment by the Company. However, the disclosure regulations require certain security costs to be reported as personal benefits.

•	The amounts shown in the table include the following types of security-related costs: security systems at executive residences; security services and personnel (at residences and/or during personal travel); car and personal security driver; and Company communications equipment. Costs of security related to travel for business purposes are not included.

•	The car provided for security reasons and used primarily for commuting is valued based on the annualized cost of the car plus maintenance and fuel. Reported costs for rental cars utilized due to security concerns during personal travel are the actual incremental costs.

•	For security personnel employed by the Company, the cost is the actual incremental cost of expenses incurred by the security personnel. Total salary, wages, and benefits are not allocated because the Company already incurs these costs for business purposes.

•	For security contractors, the cost is the actual incremental cost of such contractors associated with the executive’s personal time.

•	For Mr. Tillerson, the amount shown includes $84,310 for residential security and $27,013 for the cost of his car provided for security reasons as described above. The remainder is for security costs relating to personal travel and other communications equipment to conduct business in a secure manner.

Aircraft

•	For security reasons, the Board requires the Chairman and CEO to use Company aircraft for both business and personal travel. The Compensation Committee considers these costs to be necessary security-related business expenses rather than perquisites, but per the disclosure regulations, the incremental cost of aircraft usage for personal travel is reported.

•	Incremental cost for personal use of the aircraft is based on direct operating costs (fuel, airport fees, incremental pilot costs, etc.) and does not include capital costs of the aircraft since the Company already incurs these costs for business purposes.

Properties/Car

•	The Company owns or leases various venues for the purpose of business entertainment, including boxes and season tickets to sporting events and recreation and conference retreat properties. When these venues are not in use for business entertainment, they may be available to executives and other personnel.

•	The table shows the incremental cost incurred for any personal use of these venues by the Named Executive Officers. Cost for this purpose is based solely on incremental operating costs (catering, transportation, incremental employee or contractor costs, etc.) and does not include annual or capital costs of these venues since the Company already incurs these costs for business purposes.

•	The amount shown also includes the incremental cost for personal use of a Company car, which is based on an assumed cost of $0.58 per mile. Driver personnel costs are not allocated because the Company already incurs these costs for business purposes.

Financial Planning

•	The Company provides financial planning services to senior executives, which includes tax preparation. This benefit is valued based on the actual charge for the services.

Relocation

•	The Company provides relocation assistance to all eligible employees on a consistent basis.

•	The amount shown for Mr. Woods represents $66,446 for relocation costs reimbursed to him or paid on his behalf, and $600 for tax payments related to these relocation payments.

Grants of Plan-Based Awards for 2015

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Thresh -old ($)	Tar- get ($)	Maxi- mum ($)	Thresh -old (#)	Tar- get (#)	Maxi- mum (#)
R.W. Tillerson	11/24/2015	0	0	0	0	0	0	225,000	0	0	18,288,000
D.W. Woods	11/24/2015 12/09/2015	0 0	0 0	0 0	0 0	0 0	0 0	64,400 26,400	0 0	0 0	5,234,432 2,007,060
A.P. Swiger	11/24/2015	0	0	0	0	0	0	106,400	0	0	8,648,192
M.W. Albers	11/24/2015	0	0	0	0	0	0	106,400	0	0	8,648,192
M.J. Dolan	11/24/2015	0	0	0	0	0	0	124,000	0	0	10,078,720

In 2015, equity grants were made in the form of restricted stock units (RSUs). Each RSU represents one share of ExxonMobil common stock. RSUs granted to the Named Executive Officers may only be settled in shares. During the restricted period for RSUs, the executive receives a cash payment on each RSU corresponding to the cash dividends paid on an outstanding share of ExxonMobil stock. Unlike shares of restricted stock, RSUs do not carry voting rights prior to settlement.

Restrictions and Forfeiture Risk

•	For details regarding ExxonMobil’s restrictions and forfeiture provisions, see pages 40 and 43.

Grant Date

•	The grant date is the same as the date on which the Compensation Committee of the Board met to approve the awards. For details of grant date fair value, see page 48.

Outstanding Equity Awards at Fiscal Year-End for 2015

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
R.W. Tillerson	0	0	0	0	—	1,913,500	149,157,325	0	0
D.W. Woods	0	0	0	0	—	237,500	18,513,125	0	0
A.P. Swiger	0	0	0	0	—	575,750	44,879,713	0	0
M.W. Albers	0	0	0	0	—	661,150	51,536,643	0	0
M.J. Dolan	0	0	0	0	—	744,400	58,025,980	0	0

Stock Awards (Restricted Stock and RSUs)

•	Stock awards shown in the table above include both restricted stock and RSUs. Restricted stock awards have the same terms as RSUs, except that restricted stock awards include voting rights. For more information regarding the terms of RSUs, see page 40.

•	For Mr. Woods, the table above also includes restricted stock and RSUs (29,400 restricted stock/RSUs) that were granted before he became a senior executive and are subject to a different vesting schedule than his current and more recent awards but otherwise have the same terms as awards granted to other senior executives. These remaining outstanding shares/units vest in seven years from grant date.

–	Of the 29,400 restricted stock/RSUs, 7,350 are RSUs to be settled in cash. Cash-settled RSUs are used in certain jurisdictions due to local regulatory requirements and were granted to Mr. Woods during a period of service outside the U.S.

•	The table below shows the dates on which the respective restricted periods for the stock awards shown in the previous table expire, assuming the awards are not forfeited and the executive is living when the restrictions lapse.

Name	Date Restrictions Lapse and Number of Shares/Units
	2016	2017	2018	2019	2020	10 Years or Retirement, Whichever Occurs Later	Retirement(1)
R.W. Tillerson	112,500	112,500	112,500	112,500	112,500	1,333,000	18,000
D.W. Woods	7,350	25,350	31,950	23,400	45,400	104,050	0
A.P. Swiger	38,500	42,000	45,400	45,400	53,200	351,250	0
M.W. Albers	42,000	45,400	45,400	45,400	53,200	429,750	0
M.J. Dolan	45,400	49,300	53,200	53,200	62,000	481,300	0

(1)	Prior to 2002, restricted stock awards granted by the Corporation took the form of Career Shares that vest in a single installment at the beginning of the year following retirement. Career Shares reflected in the above table represent 18,000 shares for Mr. Tillerson. Career Shares have the same restrictions on transfer and potential for forfeiture as other restricted stock and RSU awards and have not been granted since 2002.

Option Exercises and Stock Vested for 2015

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
R.W. Tillerson	0	0	112,500	8,986,500
D.W. Woods	0	0	6,450	526,578
A.P. Swiger	0	0	34,250	2,735,890
M.W. Albers	0	0	38,500	3,075,380
M.J. Dolan	0	0	42,000	3,354,960

Stock Awards/Restriction Lapse in 2015

•	In 2015, restrictions lapsed on 50 percent of restricted stock unit (RSU) awards that were granted in 2010. For Mr. Woods, restrictions lapsed on 50 percent of cash-settled RSU awards that were granted in 2008. See notes to Outstanding Equity Awards at Fiscal Year-End for 2015 table for more information.

•	The number of shares acquired on vesting is the gross number of shares to which the award relates. The value realized is the gross number of shares times the market price, which is the average of the high and low sale prices on the NYSE on the date that restrictions lapse.

•	The net number of shares acquired (gross number of shares less shares withheld for taxes) are 65,306 for Mr. Tillerson; 19,882 for Mr. Swiger; 22,349 for Mr. Albers; and 24,381 for Mr. Dolan. Mr. Woods received a cash payment on his vested award corresponding to the gross number of underlying shares (valued at the average of the high and low sale prices on the NYSE on the date the restrictions lapse) minus withholding taxes.

•	Refer to the Equity Awards section on page 40 for additional information.

Pension Benefits for 2015

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
R.W. Tillerson	ExxonMobil Pension Plan ExxonMobil Supplemental Pension Plan ExxonMobil Additional Payments Plan	40.58 40.58 40.58	2,349,944 25,766,799 41,434,884		0 0 0
D.W. Woods	ExxonMobil Pension Plan ExxonMobil Supplemental Pension Plan ExxonMobil Additional Payments Plan	23.34 23.34 23.34	914,354 1,527,013 4,029,200	(a) (b) (b)	0 0 0
A.P. Swiger	ExxonMobil Pension Plan ExxonMobil Supplemental Pension Plan ExxonMobil Additional Payments Plan	37.33 37.33 37.33	2,376,324 8,645,611 19,473,868		0 0 0
M.W. Albers	ExxonMobil Pension Plan ExxonMobil Supplemental Pension Plan ExxonMobil Additional Payments Plan	36.42 36.42 36.42	2,266,038 8,458,808 19,654,191		0 0 0
M.J. Dolan	ExxonMobil Pension Plan ExxonMobil Supplemental Pension Plan ExxonMobil Additional Payments Plan	35.42 35.42 35.42	2,123,505 8,834,427 20,604,516		0 0 0

(a)	The Present Value of Accumulated Benefit figure for the ExxonMobil Pension Plan for Mr. Woods is calculated as if he were eligible for early retirement (i.e., at least 55 years of age with at least 15 years of service). Because Mr. Woods is not yet 55 years of age, he would not be eligible to receive a single-sum payment of his pension benefit if he were to terminate employment at year-end 2015; and, in such circumstance, any annuity benefit he elected to receive would be actuarially reduced.

(b)	In the event of termination prior to early retirement eligibility, there is no benefit payable under the Supplemental Pension Plan or Additional Payments Plan. The Present Value of Accumulated Benefit figure for these plans for Mr. Woods is calculated as if he were eligible for early retirement, even though he is not eligible as of year-end 2015.

Pension Plans

•	Retirement benefit plans (qualified and nonqualified) provide an annual benefit of 1.6 percent of final average pay per year of service, with an offset for Social Security benefits. See page 41 for a description. Below are the calculations and forms of payments for each plan:

Plan Name	Calculation	Forms of Payment
Pension Plan (qualified)	1.6% x final average salary(1) x years credited service, less a social security offset	Benefit available as a lump sum or in various annuity forms
Supplemental Pension Plan (nonqualified)	1.6% x final average salary(1) x years credited service	Paid in the form of an equivalent lump sum six months after retirement
Additional Payments Plan (nonqualified)	1.6% x average annual bonus(2) x years credited service	Paid in the form of an equivalent lump sum six months after retirement

(1)	Final average salary is the average of the highest 36 consecutive months in the 10 years of service prior to retirement. For the Pension Plan, final average salary included and benefits paid are subject to the limits on compensation ($265,000 for 2015, adjusted each year for inflation) and benefits prescribed by the Internal Revenue Code. For the Supplemental Pension Plan, final average salary is the amount that exceeds the Internal Revenue Code limit.

(2)	Average annual bonus is the average of the annual bonus for the three highest grants of the last five awarded prior to retirement (including the portion of the annual bonus that is paid at time of grant and the portion that is paid on a delayed basis as described on page 39).

Present Value Pension Calculations

•	The present value of accumulated benefits shown in the Pension Benefits table is determined by converting the annuity values earned as of year end to lump sum values payable at age 60 (or at the employee’s actual age, if older) using the mortality tables and interest rate that would apply to a participant who retired in the first quarter of 2016.

•	For plan participants who had attained age 50 with at least 10 years of service before January 1, 2008 (including all Named Executive Officers except Mr. Woods), the applicable lump sum interest rate was 2.75 percent. For other participants (including Mr. Woods), the plan specifies short-, medium- and long-term interest rate assumptions for this purpose, which were 1.69 percent, 4.08 percent, 5.03 percent respectively.

•	The actual lump sum conversion factors that will apply when each executive retires may be different.

•	For executives who were not yet age 60, the present value as of year-end 2015 of each executive’s age-60 lump sum is determined using a discount rate of 4.25 percent, the rate used for valuing pension obligations for purposes of the Corporation’s financial statements for 2015.

Effect of Early Termination or Death

•	The Named Executive Officers have not received any additional service credit. Actual service is reflected in the table on page 53.

•	All three pension plans require completion of 15 years of service and attainment of age 55 to be eligible for early retirement. All Named Executive Officers have satisfied this requirement except for Mr. Woods who does not currently meet the age requirement.

•	The early retirement benefit under the pension plans consists of an annuity benefit that is undiscounted for retirement ages of 60 years or over, with a discount of 5 percent for each year under age 60. In addition, the Social Security offset is waived for annuity payments scheduled to be paid prior to age 62. Finally, the benefit is eligible to be paid in the form of a lump sum.

•	Early retirement benefits are in some cases more valuable than the present value of the executive’s earned age-60 benefits. This is because the increase in lump sum value due to receiving benefits earlier and using a longer life expectancy are not fully offset, in the current interest rate environment, by the plan’s discount factor (5 percent per year) for early retirement annuities.

•	The table below shows the lump sum early retirement benefits under the plans for Messrs. Swiger and Albers as of year-end 2015. The lump sum early retirement benefits for Messrs. Tillerson and Dolan as of year-end 2015 are the amounts shown in the Pension Benefits table.

Name	Plan Name	Lump Sum Early Retirement Benefit ($)
A.P. Swiger	ExxonMobil Pension Plan	2,291,065
	ExxonMobil Supplemental Pension Plan	8,839,762
	ExxonMobil Additional Payments Plan	19,655,707
M.W. Albers	ExxonMobil Pension Plan	2,234,932
	ExxonMobil Supplemental Pension Plan	8,677,253
	ExxonMobil Additional Payments Plan	19,977,883

•	In the event of termination prior to early retirement eligibility, there is no benefit payable under the Supplemental Pension Plan or Additional Payments Plan, and the pension benefit payable from the ExxonMobil Pension Plan is actuarially discounted.

•	In the event of death after early retirement eligibility, the retirement benefit is payable to the participant’s beneficiary. Prior to early retirement eligibility, if a participant has at least 15 years of service, the actuarially determined present value of the benefit accrued prior to death is payable to the participant’s beneficiary. Under the qualified Pension Plan, if a participant has less than 15 years of service at the time of death, the survivor benefit, payable to the participant’s surviving spouse, is 50 percent of the actuarially discounted vested termination benefit payable under the qualified joint and survivor annuity option.

Nonqualified Deferred Compensation for 2015

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions(1) ($)	Aggregate Balance at Last FYE ($)
R.W. Tillerson	0	194,740	55,232	74,711	1,981,903
D.W. Woods	0	33,017	5,874	0	226,598
A.P. Swiger	0	67,463	20,171	20,098	729,958
M.W. Albers	0	67,725	15,835	21,351	579,737
M.J. Dolan	0	74,025	22,466	23,931	810,870

(1)	Represents a partial distribution of plan benefits for the payment of FICA taxes due.

•	The table above shows the value of the Company credits under ExxonMobil’s nonqualified Supplemental Savings Plan.

•	The nonqualified savings plan provides employees with the 7-percent Company-matching contribution to which they would otherwise be entitled under the qualified plan if not for limitations on covered compensation and total contributions under the Internal Revenue Code.

•	The rate at which the nonqualified savings plan account bears interest during the term of a participant’s employment is 120 percent of the long-term Applicable Federal Rate.

•	The Company credits for 2015 are also included in the Summary Compensation Table under the column labeled All Other Compensation. The aggregate balance at the last fiscal year end shown above includes amounts reported as Company contributions in the Summary Compensation Table of the current proxy statement and proxy statements from prior years as follows: $1,579,130 for Mr. Tillerson; $33,017 for Mr. Woods; $234,938 for Mr. Swiger; $292,250 for Mr. Albers; and $407,313 for Mr. Dolan.

Administrative Services for Retired Employee Directors

•	The Company provides certain administrative support to retired employee directors, generally involving, but not limited to, assistance with correspondence and travel arrangements relating to activities the retired directors are involved with that continue from their employment, such as board positions with nonprofit organizations. Given the nature of the support provided, a retired director’s spouse may also benefit from the support provided.

•	Retired employee directors are also allowed to use vacant office space at headquarters.

•	It is not possible to estimate the future cost that may be incurred by the Company for providing these services to Messrs. Tillerson and Woods, who are currently the only employee directors.

•	The aggregate incremental cost of providing these services to all current beneficiaries is approximately $125,000 per year. This amount represents the compensation and benefit cost for support personnel allocated based on their estimated time dedicated to providing this service, as well as other miscellaneous office support costs.

Health Care Benefits

•	Executives and their families are eligible to participate in the Company’s health care programs, including medical, dental, prescription drug, and vision care, on the same basis as all other U.S. employees. No special provisions apply.

Unused Vacation

•	U.S. salaried employees are entitled to payment of salary for any accumulated but unused vacation days at retirement or other termination of employment. Payment for unused vacation is included in final payments of earned salary, if applicable.

Termination and Change in Control

•	ExxonMobil executive officers are not entitled to any additional payments or benefits relating to termination of employment other than the retirement benefits previously described.

•	Executives do not have employment contracts, a severance program, or any benefits or payments triggered by a change in control.

•	For more details on ExxonMobil’s forfeiture provisions and clawback policy, see page 43.

Payments in the Event of Death

•	The only event that results in the acceleration of the vesting period for outstanding equity awards is death.

•	Also in the event of death, an executive’s estate or beneficiaries would be entitled to receive the applicable pension death benefits as described on page 54, a distribution of the executive’s savings plan balances, and payment of Company-provided life insurance or death benefits as described on page 49. At year-end 2015, the amount of Company-provided life insurance for each Named Executive Officer is as follows:

Name	Life Insurance Benefit ($)
R.W. Tillerson	12,188,064
D.W. Woods	1,540,032
A.P. Swiger	5,000,064
M.W. Albers	5,000,064
M.J. Dolan	5,360,064

SHAREHOLDER PROPOSALS

We expect Items 4 through 14 to be presented by shareholders at the annual meeting. Following SEC rules, other than minor formatting changes, we are reprinting the proposals and supporting statements as they were submitted to us. We take no responsibility for them. Upon oral or written request to the Secretary at the address listed under Contact Information on page 4, we will provide information about the sponsors’ shareholdings, as well as the names, addresses, and shareholdings of any co-sponsors.

The Board recommends you vote AGAINST Items 4 through 14 for the reasons we give after each one.

ITEM 4 – INDEPENDENT CHAIRMAN

This proposal was submitted by the Ellen M. Higgins Trust 1959, 111 Commercial Street, Suite 302, Portland, ME 04101, the beneficial holder of 150 shares.

“RESOLVED: That the shareholders request the Board of Directors of ExxonMobil to adopt as policy, and amend the bylaws as necessary, to require the Chair of the Board of Directors, whenever possible, be an independent member of the Board. This policy should be phased in for the next CEO transition. Compliance with this policy is waived if no independent director is available and willing to serve as Chair.

SUPPORTING STATEMENT:

We believe:

•	The role of the CEO and management is to run the company;

•	The role of the Board of Directors is to provide independent oversight of management and the CEO;

•	There is a potential conflict of interest for a CEO to be her/his own overseer while managing the business.

ExxonMobil’s CEO Rex Tillerson presently serves both as CEO and Chair of the Company’s Board of Directors. We believe the combination of these two roles in a single person weakens a corporation’s governance structure, which can harm shareholder value.

Chairing and overseeing the Board is a time intensive responsibility, and a separate Chair leaves the CEO free to manage the company and build effective business strategies.

As Intel’s former chair Andrew Grove stated, ‘The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee? If he’s an employee, he needs a boss, and that boss is the Board. The Chairman runs the Board. How can the CEO be his own boss?’

Numerous institutional investors recommend separation. For example, California’s Retirement System CalPERS’ Principles & Guidelines encourages separation, even with a lead director in place.

Shareholder resolutions urging separation of CEO and Chair averaged approximately 36% of votes in favor in 2014 and 30% in 2015, an indication of strong investor support.

Many companies have separate and/or independent Chairs. By 2014, 46.4% of the S&P 500 companies had boards that were not chaired by their CEO. An independent Chair is the prevailing practice in the United Kingdom and many international markets.

An independent Chair and vigorous Board can improve focus on important ethical and governance matters, strengthen accountability to shareowners and help forge long-term business strategies that best serve the interests of shareholders, consumers, employees and the company.

This resolution to ExxonMobil received 34% vote in favor last year.

To foster a simple transition, we propose this policy be phased in when Mr. Tillerson retires and the next CEO is chosen.

We urge a vote FOR this resolution.”

The Board recommends you vote AGAINST this proposal for the following reasons:

The Board believes that the decision as to who should serve as Chairman and/or CEO is the proper responsibility of the Board. Directors possess considerable experience and understand the unique challenges and opportunities the Company faces, and are in the best position to evaluate the needs of the Company and how best to organize the capabilities of the directors and senior managers to meet those needs.

The Board carefully considers the pros and cons of separating or combining the Chairman and CEO positions and whether the Chairmanship should be held by an independent director, whenever the circumstances require. The Board must retain the flexibility to determine the particular governance structure the Board believes will best serve the long-term interests of shareholders at the time and should not be compelled to take a particular position that may be contrary to its best judgment.

Empirical studies are inconclusive on the benefits of separating the Chairman and CEO roles, and recent third-party research suggests caution in adopting an inflexible, one-size-fits-all approach, which may explain why the approach remains a distinct minority position among U.S. companies. According to the 2015 Spencer Stuart Board Index, only 29 percent of S&P 500 companies have a truly independent chairman, and only 4 percent have a policy that mandates the separation of the Chairman and CEO roles.

The Board is comprised entirely of independent directors except the CEO and President. Each independent director has access to the CEO and other Company executives on request; may call meetings of the independent directors; and may request agenda topics to be added or dealt with in more detail at meetings of the full Board or an appropriate Board committee.

At the present time, the Board believes that independent Board leadership is effectively provided by the Presiding Director, who:

•	Has the authority to call, chair, and determine the agenda for executive sessions of the non-employee directors and provide feedback to the Chairman;

•	Chairs Board meetings in the absence of the Chairman; and

•	In consultation with the Chairman, reviews schedules and agendas for Board meetings.

The Compensation Committee, comprised of independent directors, reviews the CEO’s performance and establishes his compensation, the result of which is reviewed with the full Board, absent the Chairman.

ITEM 5 – CLIMATE EXPERT ON BOARD

This proposal was submitted by the Province of St. Joseph of the Capuchin Order, 1015 North Ninth Street, Milwaukee, WI 53233, the beneficial owner of at least $2,000 in market value of the Company’s stock and lead proponent of a filing group.

“Climate change expertise at both management and board levels is critical to companies’ success in the energy industry because of significant environmental issues associated with their operations. These impact shareholders, lenders, host country governments and regulators, as well as affected communities. Companies’ ability to demonstrate policies and best practices reflecting internationally accepted environmental standards can lead either to successful business planning or difficulties in raising new capital and obtaining the necessary licenses from regulators.

We believe ExxonMobil’s Board of Directors would benefit by addressing the impact of climate change on its business at its most strategic level by electing to its Board independent specialists versed in all business aspects of climate change. Just one authoritative figure with acknowledged expertise and standing could perform a valuable role in ways that would enable the Board to more effectively address the environmental issues and risks inherent in its present business model regarding climate change. It would also help ensure that the highest levels of attention are focused on developing environmental standards for new projects. In comparison, banks which had inadequate expertise on their boards to deal with risks related to new financial instruments and transactions often paid a huge price with a major impact on shareholder value.

Since the Exxon Valdez incident, the public’s perception of ExxonMobil represents a company with questionable environmental practices. For years some shareholders concerned about ExxonMobil’s approach to climate change have asked to engage directly with members of its Board; consistently they have been denied this access to dialogue on matters of critical concern regarding climate change.

RESOLVED, shareholders request that, as elected board directors’ terms of office expire, the Exxon Mobil Corporation’s Board’s Nominating Committee nominate for Board election at least one candidate who:

•	has a high level of climate change expertise and experience in environmental matters relevant to hydrocarbon exploration and production, related risks, and alternative, renewable energy sources and is widely recognized in the business and environmental communities as such, as reasonably determined by ExxonMobil’s Board, and

•	will qualify, subject to exceptions in extraordinary circumstances explicitly specified by the board, as an independent director.*

* a director shall not be considered ‘independent’ if, during the last three years, she or he –

•	was, or is affiliated with a company that was an advisor or consultant to the Company;

•	was employed by or had a personal service contract(s) with the Company or its senior management;

•	was affiliated with a company or non-profit entity that received the greater of $2 million or 2% of its gross annual revenues from the Company;

•	had a business relationship with the Company worth at least $100,000 annually;

•	has been employed by a public company at which an executive officer of the Company serves as a director;

•	had a relationship of the sorts described herein with any affiliate of the Company; and

•	was a spouse, parent, child, sibling or in-law of any person described above.”

The Board recommends you vote AGAINST this proposal for the following reasons:

ExxonMobil’s current process, as reflected in its Guidelines for the Selection of Non-Employee Directors, requires director candidates to have a breadth of experience and demonstrated expertise in managing large, relatively complex organizations and be accustomed to dealing with complex situations with worldwide scope.

The Board must possess the capabilities to address the full range of business risks, from financial to social to environmental, including climate risk. In doing so, the Board leverages subject matter experts, both internally and externally, to share the latest science, analysis, and insights.

Because each director must possess a breadth of expertise and experience, setting aside a seat for an environmental specialist or other single-issue candidate who lacks other important attributes would, in our view, not be in the best interests of the Company or its shareholders because it would dilute the breadth needed by all directors to make informed decisions for the Company. Board members have fiduciary duties to the Company’s shareholders which require them to be informed on multiple issues and work together with other Board members to make decisions on a collaborative basis.

The Board is comprised of members with the credentials, proficiencies, and experience that enable the Board to effectively address climate-related issues. Board members hold nine science and engineering degrees and have relevant experience and leadership in a range of environmental matters, such as water, alternative energies, energy conservation, global climate issue management, and environmental innovation. Further, the Board has access to environmental and climate expertise via periodic briefings by Company professionals whose primary expertise is in the area of environmental management and stewardship. This includes sharing external perspectives on the status of science, research and development, and public policy.

The Company’s core value to ‘Protect Tomorrow, Today’ serves as a foundation for sound environmental management. Our Operations Integrity Management System is an effective and proven framework that aligns our environmental priorities with our business objectives, and has brought about improved environmental performance for many years.

ITEM 6 — HIRE AN INVESTMENT BANK

This proposal was submitted by Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021, the beneficial owner of 500 shares.

“[XOM: Rule 14a-8 Proposal, December 30, 2015]

Proposal [6] – Hire an investment bank

Shareholders recommend our company hire an investment bank to explore the sale of our company. This would include a sale by dividing the company into major pieces to facilitate such a sale.

I believe the sale of XOM would release significantly more value to the shareholders than the current share price. Our stock was trading above $100 in 2014 and it went below $75 in 2015.

Hire an investment bank – Proposal [6]”

The Board recommends you vote AGAINST this proposal for the following reasons:

ExxonMobil pursues business strategies that maximize long-term shareholder value. The Company also manages its assets and business segments with a focus on profitability to ensure that acceptable financial performance is achieved. This asset management discipline includes considering the sale of assets or businesses when such divestments yield the highest value for shareholders. This financial discipline has led to the sale of over $45 billion of assets and businesses over the past 10 years.

On an ongoing basis, ExxonMobil considers a wide range of strategies and business structures, as a fundamental responsibility of the Corporation’s management.

Since the Exxon-Mobil merger, the Company has returned $357 billion to shareholders through dividends and share purchases, which is greater than the market capitalization of 496 of the S&P 500 companies. This has been done in a sustainable manner without having to dismantle the Company or undermine its business model, and has rewarded long-term shareholders with returns in excess of the S&P 500.

ITEM 7 – PROXY ACCESS BYLAW

This proposal was submitted by the New York City Employees’ Retirement System, the New York City Fire Department Pension Fund, the New York City Teachers’ Retirement System, the New York City Police Pension Fund,

and the New York City Board of Education Retirement System (the “Systems”), One Centre Street, Room 629, New York, NY 10007, the beneficial owners of 7,168,317 shares.

“RESOLVED: Shareholders of Exxon Mobil Corporation (the ‘Company’) ask the board of directors (the ‘Board’) to take the steps necessary to adopt a ‘proxy access’ bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the ‘Nominator’) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a)	have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;

b)	give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the ‘Disclosure’); and

c)	certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of each nominee (the ‘Statement’). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

SUPPORTING STATEMENT

We believe proxy access is a fundamental shareholder right that will make directors more accountable and enhance shareholder value. A 2014 CFA Institute study concluded that proxy access would ‘benefit both the markets and corporate boardrooms, with little cost or disruption’ and could raise overall US market capitalization by up to $140.3 billion if adopted market-wide. (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1)

The proposed terms are similar to those in vacated SEC Rule 14a-11 (https://www.sec.gov/rules/final/2010/33-9136.pdf). The SEC, following extensive analysis and input from companies and investors, determined that those terms struck the proper balance of providing shareholders with a viable proxy access right while containing appropriate safeguards.

A similar proposal received 49.40% of votes cast at the Company’s 2015 annual meeting and similar bylaws have been adopted by more than 80 companies.

We urge shareholders to vote FOR this proposal.”

The Board recommends you vote AGAINST this proposal for the following reasons:

The Board agrees with the underlying objective of maintaining a highly qualified and independent Board by accessing a broad pool of candidates who have experiences and capabilities that are complementary to the scope and complexity of the Company’s business. While the Board is fully aligned with the underlying objective, it believes that the long proven processes currently in place provide a more effective outcome than what is being proposed by the proponents and that the proposal presents potential risks to the Company and its shareholders.

The Board takes its duty as a fiduciary of the Company seriously and has processes in place to ensure that all shareholder interests are well represented. Twelve out of the fourteen Board nominees are independent and have been selected based upon Board-adopted, published guidelines and processes that are intended to yield a Board comprised of the most highly qualified business and professional leaders. The high voter tallies that our directors receive year-on-year suggest that shareholders are pleased with the quality of our Board members and demonstrate the effectiveness of the established processes.

The proposal risks undercutting the critical role that the independent Board Affairs Committee plays in ensuring that, through well-established, rigorous processes, the Board is comprised of personnel with required skills, backgrounds and competencies. Introducing a novel selection process, as the proposal seeks to do, risks diminishing the caliber and effectiveness of the Board over time and the ability of the Company to attract the kinds of leaders to its Board that shareholders have come to expect. Furthermore, directors who recommend candidates for election each year under these processes do so with a legal duty to all shareholders and act in the best interests of the Company. It is unclear what duty applies to the selection of proxy candidates under the proposal.

The proposal additionally risks introducing non-constructive and destabilizing dynamics into the Board election process. Some whom the Company has spoken with as result of its expansive engagement with shareholders on the issue say that a nomination under proxy access does not necessarily mean that the candidate will be elected. However, there is little experience in the United States with how proxy access will work, and the practice here may vary considerably from other jurisdictions where proxy access currently exists. At a minimum, the process may result in a proxy contest, which history suggests can be costly, fractious, distracting, and lead to results that are not in the best interests of the Company or its shareholders. Further, we do not believe that there is any meaningful evidence that proxy access would improve corporate governance or enhance market capitalization.

Perhaps most concerning is the potential risk for the proposal to increase the influence of special interest groups and lead to single-issue participants on the Board. The Board believes that directors should represent all of the Company’s shareholders, not just those who propose them for election. The proposal, however well intentioned, may be misused by shareholder groups to address various single issues that individually or collectively could undermine a business model that has long served the interests of our shareholders well. The potential for a series of directors who rotate from one single issue to another can also undermine the long-term focus the Company seeks to foster in its management and Board, consistent with its business strategy and required investment horizons.

It is also important to reinforce that shareholders already have an important role in determining who is on the Board. Directors are required to stand for election each year and shareholders can evidence their support or concern regarding individual Board members by vote during the annual shareholders meeting, and the Company has a stringent resignation policy required of any director who fails to receive a majority of “for” votes. Also, shareholders have the right to suggest non-employee Board candidates for consideration, and these suggestions are considered in the same manner as other candidate recommendations, whether from Board members, the Board Affairs Committee’s independent search firm, or from other sources. Through the Company’s ongoing engagement process, shareholders also have an opportunity to share their views and to influence Company policies and approaches.

ExxonMobil has demonstrated a track record of engagement with and responsiveness to shareholders, established strong Board and governance practices, and continues to maintain long-term industry-leading returns for our shareholders. Our current governance practices provide strong Board accountability and important shareholder rights. We believe that instead of strengthening our existing practices, the proposal could undermine the rigorous and effective processes we have in place.

Through the Company’s ongoing engagement with shareholders this past year, the Board has heard a broad range of views regarding this proposal. The Board appreciates all shareholder views on the matter, and while it continues to consider the merits of the proposal in light of the Company’s ongoing engagement, it believes, for the reasons discussed above, that the proposal is not in the best interests of the Company at this time.

ITEM 8 – REPORT ON COMPENSATION FOR WOMEN

This proposal was submitted by Eve S. Sprunt, PhD, 3753 Oakhurst Way, Dublin, CA 94568, the beneficial owner of at least $2,000 in market value of the Company’s stock.

“RESOLVED, that to improve transparency regarding compensation earned by female employees relative to their male peers, ExxonMobil will annually report to shareholders the percentage of female employees in each of ten equally-sized fractions of its workforce by total compensation, namely, the lowest 10% by total compensation and so on, continuing with each increasingly compensated group, up through the tenth and final group that includes the 10% of employees who receive the highest total compensation.

STATEMENT OF SUPPORT

Women on average in the United States still earn less than 79% of what men earn and often face more barriers to advancement than their male counterparts. Greater transparency concerning compensation is essential to identifying and eliminating remaining obstacles that impede progress towards gender pay equity.

Publicly held companies are required to report sensitive financial information so that stockholders are appropriately informed. Since employees play a critical role in a company’s success and women are a large percentage of the workforce, it is important for stockholders and potential employees to have access to financial information that documents how well women are succeeding relative to their male counterparts.

ExxonMobil should be proud to release the information on women’s compensation relative to men’s. Annual reports would show how women rank, and over time would reveal the effectiveness of ExxonMobil’s programs in providing equal opportunities for women. If the requested data reveal that ExxonMobil ranks among the best employers for women, this would improve the corporation’s competitive position by enhancing attraction and retention of top female talent.”

The Board recommends you vote AGAINST this proposal for the following reasons:

ExxonMobil values diversity, including gender, and has well-established processes that have allowed us to successfully advance women on a global basis.

Within ExxonMobil, compensation, development and advancement are highly integrated. As an individual advances through various career stages, pay grade and total compensation will advance accordingly. The program compensates each individual at a level commensurate with individual performance, experience, and pay grade, independent of gender. This ensures alignment of compensation among employees with similar performance who are in jobs of similar scope and complexity.

Within this context, metrics that measure the progress in development and advancement of women are more meaningful.

ExxonMobil develops future leaders from within the Company worldwide, drawing upon our diverse employee population. We promote leadership opportunities for women and work to improve the gender balance within the Company through all aspects of the employment relationship, including recruitment, training, advancement and salary administration.

At multiple times during the year, management discusses efforts in the area of diversity talent development, which includes both stewardship of metrics and a review of specific development plans. These reviews take place at multiple levels within the organization and include representatives of senior management.

Robust development processes and rigorous management reviews, scheduled throughout the year, allow us to advance our goal of drawing from the most diverse and most qualified pool of candidates for each position at each level within the organization.

The Corporate Citizenship Report (CCR), published by the Company on an annual basis, includes detailed information on our workforce demographics and provides additional information on our comprehensive diversity and inclusion efforts.

Key headlines from the 2015 CCR:

•	28 percent of our worldwide workforce are women.

•	Over the last 10 years, 40 percent of management and professional new hires were women.

•	Within the executive employee population, which represents the top 2.4 percent of our worldwide workforce, 17 percent are women. This represents an increase of 50 percent over the past decade.

•	This increase is a result of continued focus on early identification and focused development of high-performing female employees. Notably, 29 percent of our early career stage executive employees worldwide are women.

•	Our commitment extends to our support of organizations that aim to expand women’s economic opportunities as well as bolster women in science and engineering.

We believe that a focus on all aspects of the development path supported by a consistently applied compensation program will continue to result in a strong and diverse pool of highly qualified talent. We view the metrics that are disclosed in our Corporate Citizenship Report to be more meaningful to shareholders as they better represent our development model.

ITEM 9 – REPORT ON LOBBYING

This proposal was submitted by United Steelworkers, Five Gateway Center, Pittsburgh, PA 15222, the beneficial owner of 116 shares and lead proponent of a filing group.

“Whereas, we believe in full disclosure of our company’s direct and indirect lobbying activities and expenditures to assess whether our company’s lobbying is consistent with ExxonMobil’s expressed goals and in the best interest of shareholders.

Resolved, the shareholders of ExxonMobil request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by ExxonMobil used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	ExxonMobil’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of management’s and the Board’s decision making process and oversight for making payments described in sections 2 and 3 above.

For purposes of this proposal, a ‘grassroots lobbying communication’ is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. ‘Indirect lobbying’ is lobbying engaged in by a trade association or other organization of which ExxonMobil is a member.

Both ‘direct and indirect lobbying’ and ‘grassroots lobbying communications’ include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on ExxonMobil’s website.

Supporting Statement

As shareholders, we encourage transparency and accountability in ExxonMobil’s use of corporate funds to influence legislation and regulation. ExxonMobil spent $26.07 million in 2013 and 2014 on federal lobbying (opensecrets.org). These figures do not include lobbying expenditures to influence legislation in states, where ExxonMobil also lobbies but disclosure is uneven or absent. For example, ExxonMobil spent $699,362 on lobbying in California for 2014 (http://cal-access.ss.ca.gov/). ExxonMobil’s lobbying on climate change has attracted media attention (‘Exxon Knew about Climate Change Decades Ago, Spent $30M to Discredit It,’ Christian Science Monitor, Sep. 17, 2015).

ExxonMobil is a member of the American Petroleum Institute, Business Roundtable and National Association of Manufacturers, which together spent over $65 million on lobbying for 2013 and 2014. ExxonMobil is also a member of the Western States Petroleum Association, which spent $13,553,942 on lobbying in California for 2013 and 2014. ExxonMobil does not disclose its memberships in, or payments to, trade associations, or the portions of such amounts used for lobbying. Transparent reporting would reveal whether company assets are being used for objectives contrary to ExxonMobil’s long-term interests.

And ExxonMobil does not disclose membership in or contributions to tax-exempt organizations that write and endorse model legislation, such as being a member of the American Legislative Exchange Council (ALEC). ExxonMobil’s ALEC membership has drawn press scrutiny (‘ExxonMobil Gave Millions to Climate-Denying Lawmakers despite Pledge,’ The Guardian, Jul. 15, 2015). More than 100 companies have publicly left ALEC, including BP, ConocoPhillips, Occidental Petroleum and Shell.”

The Board recommends you vote AGAINST this proposal for the following reasons:

ExxonMobil, like many U.S. companies, labor unions, and other entities, engages in lobbying in the United States at both the federal and state levels to explain or advocate the Corporation’s position when necessary. ExxonMobil complies fully with all state and federal requirements concerning lobbying activity and related disclosures. Pursuant to the federal Lobby Disclosure Act, ExxonMobil publicly reports on a quarterly basis to Congress its lobbying expenses and the specific issues lobbied. The reports are accessible to the general public on the U.S. Senate’s website at senate.gov. Lobby reports are also filed with state and local jurisdictions as required by law.

ExxonMobil also provides support to a variety of think tanks, trade associations, and coalitions in order to promote informed dialogue and sound public policy on matters pertinent to the Corporation’s interests. Some of the support provided to these organizations may be used by the firms for lobbying. The total figure reported in ExxonMobil’s public Lobby Disclosure Act filings includes expenses associated with the costs of employee federal lobbying, as well as those portions of payments to trade associations, coalitions and think tanks that are spent on federal lobbying.

The Corporation believes the rigor of these requirements provides sufficient transparency and accountability of our public advocacy activities to the general public, including shareholders. The Congress and Executive Branch are the appropriate recipients of the proponent’s specific positions on our nation’s policy disclosure laws, and any reforms they seek.

The Corporation has an established practice to determine which public policy issues are important to ExxonMobil, which includes gaining input from affected business lines and functional departments such as Law and Public and Government Affairs. Key issues are reviewed by the Management Committee and Board of Directors of the Corporation. ExxonMobil’s position on key policy issues are posted in the Current Issues section at exxonmobil.com, and our lobbying activities are aligned with those positions. In addition, our policy and procedures governing lobbying, including oversight, can be found in the Accountability section of the same website. We believe detailed disclosures concerning internal deliberations on public policy issues could be competitively harmful, and would be of questionable utility to shareholders.

ExxonMobil promotes discussion on issues of direct relevance to the Company. We contribute to a wide range of academic and policy organizations that research and promote dialogue on significant domestic and foreign policy issues. Our contributions do not constitute an endorsement of every policy position or point of view expressed by a recipient organization. As is true of all non-profits we support, we conduct an annual evaluation of the merits of each organization and reserve the right to initiate, sustain, or withdraw support at any time.

ExxonMobil believes that the risks of climate change are serious and warrant thoughtful action. Managing these risks requires innovation and collaboration. We are dedicated to working to reduce the risks of climate change in the most efficient way for society, while recognizing the importance of reliable and affordable energy in supporting economic growth. We actively engage in constructive dialogue on climate change policy with a wide variety of stakeholders, including governments, non-governmental organizations, academia and the public.

Policymakers around the world currently are considering a variety of legislative proposals and regulatory options related to climate policies. ExxonMobil advocates an approach that ensures a uniform and predictable cost of carbon; allows market prices to drive solutions; maximizes transparency to stakeholders; reduces administrative complexity; promotes global participation; and is easily adjusted to future developments in climate science and policy impacts. We continue to believe a revenue-neutral carbon tax is better able to accommodate these key criteria.

ExxonMobil updates shareholders annually on our views on climate change and how the Company plans capital expenditures, assesses and plans for policies limiting greenhouse gas emissions, and works to reduce emissions as part of the Corporate Citizenship Report. The Company also periodically responds to specific shareholder requests. Currently available reports and responses are viewable on exxonmobil.com.

A robust civil society requires the airing of different voices and perspectives as part of the nation’s ongoing public policy debate. In light of the importance and implications of sound public policies, ExxonMobil will continue to engage actively with stakeholders who have an interest in key issues that affect the Company and industry.

ITEM 10 – INCREASE CAPITAL DISTRIBUTIONS

This proposal was submitted by Eric McCallum, a client of Arjuna Capital/Baldwin Brothers Inc., 204 Spring Street, Marion, MA 02738, the beneficial owner of 200 shares.

“Capital Distributions

WHEREAS:

In the face of global climate change, we believe investor capital is at risk from investments in projects that may prove economically stranded and unburnable if fossil fuel demand is reduced through public policy carbon restrictions, pricing and competition from renewables.

Global governments have agreed ‘the increase in global temperature should be below 2 degrees Celsius.’ The International Energy Agency states, ‘No more than one-third of proven reserves of fossil fuels can be consumed prior to 2050 if the world is to achieve the 2º C goal.’

In 2015 Citigroup estimated the value of unburnable fossil fuel reserves could amount to over 100 trillion dollars out to 2050:

‘Lessons learned from the stranding of assets via the recent fall in the oil price gives food for thought about what the impact of the introduction of carbon pricing (or similar measures from Paris COP21) on higher-cost fossil fuel reserves might be.’

The industry cancelled approximately 200 billion dollars of capex in 2015 (Wood Mackenzie). The Carbon Tracker Initiative (CTI) estimates 2 trillion dollars of industry capex and 72.9 percent of ExxonMobil’s capex is ‘unneeded’ if we are to achieve a 2 degree pathway.

Massive production cost inflation over the past decade has made the industry vulnerable to a downturn in demand and oil prices.

•	A decade of cost escalation and the recent decline in oil prices has eroded the sector’s returns on equity to a record 29 year low (Citigroup).

•	Major new project costs have recently averaged between 70 and 100 dollars per barrel, raising the risk of stranded, unprofitable assets (Goldman Sachs).

•	A ‘capex crisis’ has increased upstream oil investment 100 percent (2005 to 2013), while crude oil supply has increased only 3 percent (Kepler Cheuvreux).

Analysts indicate companies may not be adequately accounting for or disclosing downside risks from lower than expected demand and prices.

•	The equity valuation of oil producers could drop 40 to 60 percent under a low carbon scenario (HSBC).

•	Approximately 40 percent of current oil investments are stranded at prices below 75 dollars per barrel in the current price environment (Citigroup).

•	Approximately 44 percent percent of Exxon’s potential future product portfolio (2014 to 2050) requires an oil price of 75 dollars per barrel to be economical (CTI).

Investors are concerned ExxonMobil risks eroding shareholder value through investments in what may prove stranded, uneconomical assets in a low carbon demand scenario. Exxon’s capital expenditures grew at a compound annual growth rate of 9 percent from 2005 to 2014, coinciding with a 1 percent net income decline. Exxon cut total capital distributions (summing dividends and share buybacks) to shareholders approximately 25 percent over the last twelve months.

RESOLVED: Shareholders hereby approve, on an advisory basis, a proposal that ExxonMobil commit to increasing the total amount authorized for capital distributions (summing dividends and share buybacks) to shareholders as a prudent use of investor capital in light of the climate change related risks of stranded carbon assets.”

The Board recommends you vote AGAINST this proposal for the following reasons:

ExxonMobil published the report, Energy and Carbon – Managing the Risks, to address questions raised on the topic of global energy demand and supply, climate change policy and carbon asset risks. This report further described how the Company integrates consideration of climate change risks into planning processes and investment evaluation. The Board is confident that the Company’s robust planning and investment processes adequately contemplate and address climate change related risks.

Each year, we update our long-term energy demand projection in our Outlook for Energy – taking into account the most up-to-date demographic, economic, technological, and climate policy information available. This analysis serves as a foundation for our long-term business strategies and investments, and is generally consistent with other forecasting organizations such as the International Energy Agency. Our Outlook by no means represents a “business as usual” case and it includes a significant reduction in projected energy use and greenhouse gas (GHG) emissions due to energy efficiency initiatives. Because we assume policy action will become increasingly more stringent over time, our Outlook projects lower future energy-related CO2 emissions through 2040 than would be implied by a “no policy scenario” where limited GHG reduction policies and regulations are implemented.

ExxonMobil maintains a disciplined capital allocation approach with a long-term horizon. Our commitment to shareholders is to invest in attractive business opportunities and pay a reliable and growing dividend. Across the business cycle, we manage cash by returning excess to shareholders through share repurchases or borrowing to fund our investments.

From 2000 through 2015, the Company returned $357 billion of value to shareholders through dividend payments and share purchases, which reduced outstanding shares by 40 percent. ExxonMobil remains committed to a reliable and growing dividend, which has been increased 33 consecutive years. Despite a nearly 40 percent drop in crude prices in 2015, the dividend was increased by 5.8 percent and $3 billion of stock was repurchased, further enhancing the underlying value of all remaining shares and demonstrating the resiliency of our integrated business model. This value was delivered to shareholders while maintaining a robust capital investment program.

ExxonMobil is committed to disciplined investing in attractive opportunities across normal fluctuations in business cycles. Projects are evaluated under a wide range of possible economic conditions and commodity prices that are reasonably likely to occur. The Company does not publish the economic bases upon which we evaluate investments due to competitive considerations; however, it applies prudent and substantial safety margins in our planning assumptions to help ensure robust returns.

The Company also stress tests its oil and natural gas capital investment opportunities, which provides an added margin of safety against uncertainties, such as those related to technology, regulation/legislation, costs, geopolitics, availability of required materials, services, and labor. Such stress testing differs from alternative scenario planning, which we do not develop, but stress tests provide us an opportunity to fully consider a wide range of market conditions in the planning and investment process.

The Company addresses the potential for future climate-related policy, including the potential for restriction on emissions, through the use of a proxy cost of carbon. The proxy cost seeks to reasonably reflect the types of actions and policies that governments may take over the outlook period relating to the exploration, development, production, transportation or use of carbon-based fuels. This proxy cost of carbon is embedded in our Outlook for Energy, and has been a feature of the report since 2007. All business segments are required to include, where appropriate, an estimate of the costs associated with greenhouse gas emissions in their economics when seeking funding for capital investments.

The scale and integrated nature of our operating cash flows along with prudent cash management provide unmatched financial strength, enabling the Company to invest in attractive projects throughout the business cycle.

A key strategy to ensure investment selectivity under a wide range of economic assumptions is to maintain a diverse portfolio of oil, gas, and petrochemical investment opportunities. This diversity, in terms of resource type and corresponding development options (oil, gas, natural gas liquids, onshore, offshore, deepwater, conventional, unconventional, liquefied natural gas) and geographic dispersion, is unparalleled in the industry.

These factors have positioned ExxonMobil consistently as an industry leader in return on capital employed and underpin our ability to continue leading shareholder distributions and maintain a long-term investment program that creates significant shareholder value.

ITEM 11	– POLICY TO LIMIT GLOBAL WARMING TO 2°C

This proposal was submitted by the Sisters of St. Dominic of Caldwell New Jersey, 40 South Fullerton Avenue, Montclair, NJ 07042, the beneficial owner of 200 shares and lead proponent of a filing group.

“Whereas:

Pope Francis, in his encyclical letter Laudato Si’, states that ‘the climate is a common good, belonging to all and meant for all.’1 Numerous faith traditions have issued statements highlighting the moral responsibility to address climate change and care for creation and calling for urgent action.2 They join experts in science, business, and politics who have stated that global warming is unequivocal, that climate change is human-induced, and that its decisive mitigation is a moral imperative for humanity.3

The poor and most vulnerable are the first to suffer, while future generations, holding no responsibility, will live with greater impacts of global warming.

World leaders in the 2010 Cancun Agreement agreed to limit warming of the average global atmospheric temperature to less than 2 degrees Centigrade (2°C) above pre-industrial levels in order to prevent the worst impacts of climate change, including extreme weather, drought, rising sea levels, crop failure, and accelerated species loss. These impacts will likely have societal consequences including migration, food insecurity, and conflict. The World Bank and the Intergovernmental Panel on Climate Change warn that if warming exceeds 2°C, there are risks of ‘triggering nonlinear tipping elements’ thus producing ‘irreversible’ impacts.

The emissions profile of ExxonMobil’s 2015 Outlook for Energy report approximates scenarios that would entail warming in excess of 2°C.4

ExxonMobil claims that its energy production responds to a ‘moral imperative’5 to meet growing energy demand and eradicate poverty, but this does not offset the necessity to mitigate climate change or the moral imperative to limit warming to 2°C. Further, World Bank and energy analyst reports conclude that renewable energy provides a better pathway to energy access.6 Billions of people living in energy poverty are not only the least responsible for greenhouse gas (GHG) emissions, but also likely to be most adversely impacted by climate change.7

As a large GHG emitter with carbon intensive products, ExxonMobil should robustly support the global framework to address climate change resulting from the 21st Conference of Parties of the United Nations Framework Convention on Climate Change in December 2015. Constructive engagement on climate policy is especially important given Exxon’s historical role in financing climate denial and misinformation campaigns on climate change.8 Failing to address this could present reputational risk for ExxonMobil. In contrast to ExxonMobil, ten oil industry peers including Total, Shell, BP, and Saudi Aramco, and business leaders in other industries, support an international agreement to limit warming to 2°C.9

Resolved: Shareholders request that the Board of Directors adopt a policy acknowledging the imperative to limit global average temperature increases to 2°C above pre-industrial levels, which includes committing the Company to support the goal of limiting warming to less than 2°C.

SUPPORTING STATEMENT

We believe that ExxonMobil should assert moral leadership with respect to climate change. This policy would supplement ExxonMobil’s existing positions on climate policy.

1.	http://w2.vatican.va/content/francesco/en/encyclicals/documents/papa-francesco_20150524_enciclica-laudato-si.html
2.	http://www.umc.org/what-we-believe/resolution-on-global-warming; http://www.pcusa.org/media/uploads/acswp/pdf/energyreport.pdf; http://www.abc-usa.org/wp-content/uploads/2012/06/globwarm.pdf; http://www.ucc.org/environmental-ministries_synod-resolutions_a-resolution-on-climate; http://www.uua.org/statements/threat-global-warmingclimate-change; http://islamicclimatedeclaration.org/islamic-declaration-on-global-climate-change/; https://theshalomcenter.org/torah-pope-crisis-inspire-400-rabbis-call-vigorous-climate-action; http://www.quakerearthcare.org/article/shared-quaker-statement-facing-challenge-climate-change
3.	http://www.casinapioiv.va/content/dam/accademia/pdf/declaration%20(final).pdf
4.	http://cdn.exxonmobil.com/~/media/global/files/energy-and-environment/report---energy-and-climate.pdf
5.	http://corporate.exxonmobil.com/en/company/news-and-updates/speeches/unleashing-innovation-to-meet-our-energy-and-environmental-needs
6.	http://www.carbontracker.org/report/energyaccess/; http://www.theguardian.com/sustainable-business/2015/aug/07/world-bank-clean-energy-is-the-solution-to-poverty-not-coal
7.	http://www.se4all.org/tracking-progress/
8.	http://www.ucsusa.org/global-warming/fight-misinformation/climate-deception-dossiers-fossil-fuel-industry-memos#.Vfrd3RFViko
9.	http://www.oilandgasclimateinitiative.com/wp-content/uploads/2015/10/OGCI-Report-2015.pdf; https://www.whitehouse.gov/the-press-office/2015/10/19/fact-sheet-white-house-announces-commitments-american-business-act”

The Board recommends you vote AGAINST this proposal for the following reasons:

ExxonMobil takes the risks of global climate change seriously and believes these risks warrant thoughtful action. The long-term objective of climate change policy should be to reduce the risks of serious harm to humanity and ecosystems at minimum societal cost, while recognizing additional shared humanitarian necessities, including providing reliable and affordable energy to improve global living standards.

The Board believes the Company has an obligation to shareholders to continue to invest in economically attractive energy sources in an environmentally responsible manner. The Board further believes the Company’s capabilities are best utilized finding practical, achievable solutions to address climate change risks consistent with the Company’s mandate, rather than focusing on a future global temperature stabilization outcome that ultimately will be dictated by many variables beyond the Company’s control.

Recognizing that reducing greenhouse gas emissions across the global economy is a shared objective, the Company remains focused on finding practical, prudent, and affordable solutions to address the dual challenge of expanding energy supplies to support economic growth, improve living standards, alleviate poverty, and improve resilience while simultaneously addressing the societal and environmental risks posed by rising greenhouse gas emissions and climate change.

Through effective solutions, progress can and has been made. For example, according to the U.S. Energy Information Agency, CO2 emissions in the U.S. power sector are down 15 percent since 2005, with 60 percent of this reduction reflecting the benefit of shifting from coal to natural gas. Also, per the U.S. Environmental Protection Agency, net methane emissions from natural gas have fallen 38 percent since 2005, during which time U.S. natural gas production has increased by 26 percent. Looking forward, we believe more progress will be made in the development of low greenhouse gas emissions technology, such as advanced carbon capture and sequestration (CCS).

As the policy and regulatory landscape has continued to develop, we have proactively addressed this global challenge. We have long taken action by increasing energy efficiency and reducing greenhouse gas emissions in our operations, providing products that help consumers reduce their emissions, supporting research into technology breakthroughs, and participating in constructive dialogue on policy options with non-governmental organizations, industry, and policy makers.

Each year, we update our long-term energy demand projection in our Outlook for Energy – taking into account the most up-to-date demographic, economic, technological, and climate policy information available. This analysis serves as a foundation for our long-term business strategies and investments, and is generally consistent with other forecasting organizations such as the International Energy Agency. Our Outlook by no means represents a “business as usual” case and it includes a significant reduction in projected energy use and GHG emissions due to energy efficiency initiatives. Because we assume policy action will become increasingly more stringent over time, our Outlook projects lower future energy-related CO2 emissions through 2040 than would be implied by a ‘no policy scenario’ where limited GHG reduction policies and regulations are implemented.

ExxonMobil believes that effective policies to address climate change should put a price on greenhouse gas emissions that will:

•	Promote global participation;

•	Ensure a uniform and predictable cost of greenhouse gas emissions across the economy;

•	Let market prices drive the selection of solutions;

•	Minimize regulatory complexity and administrative costs;

•	Maximize transparency; and

•	Provide flexibility for future adjustments in response to scientific developments and the economic consequences of climate policies.

ExxonMobil has for many years held the view that a revenue-neutral carbon tax is the best option to fulfill these key principles. Instead of subsidies and mandates that distort markets, stifle innovation, and needlessly raise energy costs, a carbon tax could help create the conditions to reduce greenhouse gas emissions in a way that spurs new efficiency and technology solutions at the lowest cost to society and consumers.

ITEM 12	– REPORT ON IMPACTS OF CLIMATE CHANGE POLICIES

This proposal was submitted by the New York State Common Retirement Fund, 59 Maiden Lane – 30th Floor, New York, NY 10038, the beneficial owner of 10,926,248 shares and lead proponent of a filing group.

“RESOLVED: Shareholders request that by 2017 ExxonMobil publish an annual assessment of long term portfolio impacts of public climate change policies, at reasonable cost and omitting proprietary information. The assessment can be incorporated into existing reporting and should analyze the impacts on ExxonMobil’s oil and gas reserves and resources under a scenario in which reduction in demand results from carbon restrictions and related rules or commitments adopted by governments consistent with the globally agreed upon 2 degree target. The reporting should assess the resilience of the company’s full portfolio of reserves and resources through 2040 and beyond and address the financial risks associated with such a scenario.

Supporting Statement:

It is our intention that this be a supportive but stretching resolution that ensures the long-term success of the company.

Recognizing the severe and pervasive economic and societal risks associated with a warming climate, global governments have agreed that increases in global temperature should be held below 2 degrees Celsius from pre-industrial levels (Cancun Agreement). Pursuant to the Durban Platform, 184 parties submitted plans to reduce greenhouse gas emissions in advance of the 21st Conference of the Parties. In November 2014 the United States and China agreed to policy and regulatory actions to reduce greenhouse gas emissions and re-affirmed and expanded those actions in September 2015.

ExxonMobil recognized in its 2014 10-K that ‘a number of countries have adopted, or are considering adoption of, regulatory frameworks to reduce greenhouse gas emissions,’ and that such policies, regulations, and actions could make its ‘products more expensive, lengthen project implementation timelines and reduce demand for hydrocarbons,’ but ExxonMobil has not presented any analysis of how its portfolio performs under a 2 degree scenario.

In response to a previous shareholder resolution regarding Carbon Asset Risk, ExxonMobil asserted ‘that an artificial capping of carbon-based fuels to levels in the ‘low carbon scenario’ [such as IEA 450ppm] is highly unlikely’ and did not test its portfolio against a 2 degree scenario.

However, ExxonMobil’s peers, Shell, BP, and Statoil have recognized the importance of assessing the impacts of these scenarios by endorsing the ‘Strategic Resilience for 2035 and beyond’ resolutions that received almost unanimous investor support in 2015. BHP Billiton now publishes a ‘Climate Change: Portfolio Analysis’ evaluating its assets against 2 degree scenarios, and ConocoPhillips states that it stress tests its portfolio against 2 degree scenarios. More recently, ten major oil and gas companies have announced that they will support the implementation of clear stable policy frameworks consistent with a 2 degree future.

This resolution aims to ensure that ExxonMobil fully evaluates and mitigates risks to the viability of its assets as a result of public climate change policies, including in a 2 degrees scenario.”

The Board recommends you vote AGAINST this proposal for the following reasons:

In 2014, ExxonMobil published the report, Energy and Carbon – Managing the Risks, to provide shareholders an enhanced description of global energy demand and supply, climate change policy and carbon asset risks. This report further described how the Company integrates consideration of climate change risks into planning processes and investment evaluation. The Board is confident that the Company’s robust planning and investment processes adequately contemplate and address climate change related risks, ensuring the viability of its assets as detailed in the above report. This report is found at exxonmobil.com in the Climate section.

ExxonMobil believes that producing our existing hydrocarbon resources is essential to meeting growing global energy demand. We enable consumers – especially those in the least-developed and most-vulnerable economies – to pursue higher living standards and greater economic opportunity. We believe all economic energy sources will be necessary to meet growing demand, and the transition of the energy system to lower carbon sources will take many decades due to its enormous scale, capital intensity and complexity. As such, we believe that none of our proven hydrocarbon reserves are, or will become, stranded. This is further detailed in the aforementioned report.

Each year, we update our long-term energy demand projection in our Outlook for Energy – taking into account the most up-to-date demographic, economic, technological, and climate policy information available. This analysis serves as a foundation for our long-term business strategies and investments, and is generally consistent with other forecasting organizations such as the International Energy Agency. Our Outlook, which can be found at exxonmobil.com/energyoutlook, by no means represents a “business as usual” case and it includes a significant reduction in projected energy use and GHG emissions due to energy efficiency initiatives. The Outlook projects lower future energy-related CO2 emissions through 2040 than would be implied by a “no policy scenario” where limited GHG reduction policies and regulations are implemented.

In December 2015, parties to the United Nations Framework Convention on Climate Change (UNFCCC) convened in Paris for the 21st Conference of the Parties (COP 21). COP 21 resulted in a global compact, which for the first time, directs all parties to undertake action on climate change and report on related progress. For many years, our Outlook has taken into account the potential for climate polices to become increasingly stringent over time by imposing higher costs on energy-related carbon dioxide emissions. Preliminary analysis of the aggregation of intended nationally determined contributions, which were submitted by governments as part of the COP 21 process, indicates a greenhouse gas emissions trajectory similar to that anticipated in our Outlook.

We address the potential for future climate change policy, including the potential for restrictions on emissions, by estimating a proxy cost of carbon. This cost, which in some geographies may approach $80 per ton by 2040, has been included in our Outlook since 2007. This approach seeks to reflect potential policies governments may employ related to the exploration, development, production, transportation or use of carbon-based fuels. We believe our view on the potential for future policy action is realistic and we require all of our business lines to include, where appropriate, an estimate of GHG-related emissions costs in their economics when seeking funding for capital investments.

We evaluate potential investments and projects using a wide range of economic conditions and commodity prices. We apply prudent and substantial margins in our planning assumptions to help ensure competitive returns over a wide range of market conditions. We also financially “stress test” our investment opportunities, which provides an added margin against uncertainties, such as those related to technology development, costs, regulation/legislation, geopolitics, availability of required materials, services, and labor. Stress testing, which differs from alternative scenario planning, further enables us to consider a wide range of market environments in our planning and investment process.

We maintain our long-standing commitment to energy efficiency, progressing the benefits of natural gas, research and development in alternative energies, providing access to energy, and constructive engagement with industry, governments, academic institutions, trade associations, and known external experts. We are an active participant in the International Petroleum Industry Environmental Conservation Association (IPIECA), an association that advances ideas and potential solutions for the industry concerning the risk of climate change.

In summary, while the Board agrees with the importance of assessing the resiliency of the Company’s resource portfolio, it believes the current processes as described above sufficiently test the portfolio to ensure long-term shareholder value. Framed by the 2014 report and assessed annually through stress testing in our Outlook and in investment planning, we remain confident in the commercial viability of our portfolio. Furthermore, all proved reserves fully comply with SEC definitions and requirements as detailed in our annual 10-K.

ITEM 13	– REPORT RESERVE REPLACEMENTS IN BTUs

This proposal was submitted by Adelaide Gomer, c/o As You Sow, 1611 Telegraph Ave., Suite 1450, Oakland, CA 94612, the beneficial owner of 150 shares and lead proponent of a filing group.

“Whereas: The current accounting system for oil and gas reserve replacement has inherent limitations that impede ExxonMobil’s ability to adapt to a climate constrained global energy market.

A primary metric the market uses to assess the value of an oil and gas company is its reserve replacement ratio. (Cambridge Energy Policy Forum, March 2015). Reserve replacement is currently denominated in oil and gas units, incentivizing the production and development of new oil and gas reserves. Where annual oil and gas reserve replacement is not fully achieved, a company’s stock market value is likely to be impaired and top company executives may not receive full incentive packages. This fuel specific reporting metric does not allow management the latitude needed to optimize enterprise goals in a carbon constrained environment.

Global governments recognize severe risks associated with a warming climate and the need to limit warming to 2 degrees Celsius or less. At the Conference of the Parties in Paris, world leaders made significant commitments to reduce greenhouse emissions and initiated discussions to implement carbon pricing policies. As worldwide energy needs grow, it is becoming increasingly likely that such demand will be met with a much greater amount of renewable energy. Climate change induced transitions are already occurring in energy markets in the form of rapid energy efficiency increases, decreasing costs of renewables, and disruptive technology development such as electric vehicles.

The need for Exxon to develop new pathways in response to these transitions is highlighted by Citi, Statoil, and other analysts, which predict that global oil demand could peak in the next 10 to 15 years. As the 2015 oil market decline demonstrates, even a relatively small global oversupply of oil can substantially decrease the value of oil companies.

Company management must have maximum flexibility to optimize production and development of energy reserves in line with these changing market conditions and opportunities. Further, management should be incentivized to adopt a stable, long-term revenue path that includes replacing carbon holdings with renewable energy. The current system of oil and gas reserve replacement accounting hampers such flexibility and creates inappropriate incentives. Moving to a system that accounts for resources in energy units, such as the internationally accepted standard British Thermal Units, instead of oil and gas, will create a new measure of successful operation and incentivize a stable transition to a climate appropriate resource mix. It will also help foster better company valuations by investors, creditors, and analysts, thus improving capital allocation and reducing investment risk.

Resolved: Proponents request that, by February 2017 and annually thereafter in a publication such as its annual or Corporate Social Responsibility report, Exxon quantify and report to shareholders its reserve replacements in British Thermal Units, by resource category, to assist the Company in responding appropriately to climate change induced market changes. Such reporting shall be in addition to reserve reporting required by the Securities and Exchange Commission, and should encompass all energy resources produced by the company.”

The Board recommends you vote AGAINST this proposal for the following reasons:

The current practice of reporting annual reserves replacement on an Oil-Equivalent Basis is the industry standard and compliant with the requirements of the Securities and Exchange Commission. Supplementing that statutory reporting with a BTU-based equivalent would not fundamentally provide the investment community with additional information nor influence investment choices. Importantly, the Company’s success as measured by the stock market is not, as the proposal suggests, driven by reserve replacement, but primarily by financial performance over a period consistent with investment horizons.

ExxonMobil executives are not compensated on the basis of a reserves replacement ratio. As detailed in our Executive Compensation Overview (ECO) and our Proxy Statement, the Compensation Committee assesses ExxonMobil’s leadership position in seven key areas in determining the appropriateness of total compensation. These seven metrics include Safety and Operations Integrity, Return on Average Capital Employed, Strategic Initiatives, Free Cash Flow, Shareholder Distributions, Total Shareholder Return and Project Execution. The ECO demonstrates how outstanding performance is required in all seven of these areas to result in a top award.

ExxonMobil’s long-term Outlook for Energy (exxonmobil.com/energyoutlook) is updated annually to reflect global economic and demographic trends as well as emerging technologies and policies that will impact energy supply and demand. As in past years, the Outlook continues to assume governments will place significant costs on greenhouse gas (GHG) emissions. The Outlook also anticipates that even with substantial gains in efficiency, and strong growth in nuclear and modern renewable energy supplies, demand for oil will continue to rise through 2040, driven by developing nations. Credible third-party outlooks, including those developed by the International Energy Agency (IEA) and the U.S. Department of Energy, share this view. Also consistent with the Outlook, the IEA sees natural gas growing more than any other energy type through 2040, reflecting its ability to meet a wide variety of needs and provide one of the most cost-effective ways to reduce GHG emissions. The rising use of natural gas is a key factor in the Outlook’s view that by 2040 the carbon intensity of the global economy is likely to fall by half.

We address the potential for future climate change policy, including the potential for restrictions on emissions, by estimating a proxy cost of carbon. This cost, which in some geographies may approach $80 per ton by 2040, has been included in our Outlook since 2007. This approach seeks to reflect potential policies governments may employ related to the exploration, development, production, transportation or use of carbon-based fuels. We believe our view on the potential for future policy action is realistic and, by no means represents a “business as usual” case. We require all of our business lines to include, where appropriate, an estimate of GHG-related emissions costs in their economics when seeking funding for capital investments.

ExxonMobil monitors the business environment, including long-term supply and demand fundamentals. The Company is structured to capture shareholder value throughout the commodity price cycle and is well positioned for the future. Moving to a system that accounts for reserves in energy units will not enhance ExxonMobil’s ability to create shareholder value.

ITEM 14	– REPORT ON HYDRAULIC FRACTURING

This proposal was submitted by the Park Foundation, P.O. Box 550, Ithaca, NY 14851, the beneficial owner of 117 shares.

“WHEREAS:

Extracting oil and gas from shale formations using hydraulic fracturing and horizontal drilling technology has become a controversial public issue. Leaks, spills, explosions and community impacts have led to bans and moratoria in New York State and elsewhere in the U.S., putting the industry’s social license to operate at risk. Hydraulic fracturing has also become a topic of controversy in many locations across the world, including in Germany which has impacted ExxonMobil’s unconventional oil and gas development in the region.

Disclosure of management practices and their impacts is the primary means by which investors can assess how companies are managing the risks of their operations. The Department of Energy’s Shale Gas Production Subcommittee recommended that companies ‘adopt a more visible commitment to using quantitative measures as a means of achieving best practice and demonstrating to the public that there is continuous improvement in reducing the environmental impact of shale gas production.’

ExxonMobil has become a laggard in the oil and gas industry in its disclosure practices. In a 2015 report ‘Disclosing the Facts: Transparency and Risk in Hydraulic Fracturing Operations’, which ranked companies on disclosure of quantitative information to investors, Exxon scored only 4 out of 39 points for its disclosure practices. Two thirds of the companies reviewed earned higher scores for their disclosures.

Exxon’s subsidiary, XTO Energy, was cited for having 113 hydraulic fracturing environmental and health violations, from January 2011 to August 2014, in Pennsylvania alone (Environment America, Fracking Failures, 2015). These violations have increased shareholder concern about Exxon’s practices.

Due to Exxon’s poor disclosure performance, investors call for the Company to provide detailed, quantitative, comparable data about how it is managing the risks and reducing the impacts of its hydraulic fracturing extraction operations. Its Operations Integrity Management System fails to provide such reporting to investors; as a generalized framework for companywide operations, it provides no specific information on the company’s shale energy operations.

THEREFORE BE IT RESOLVED:

Shareholders request the Board of Directors report to shareholders, using quantitative indicators, by December 31, 2016, and annually thereafter, the results of company policies and practices above and beyond regulatory requirements, to minimize the adverse environmental and community impacts from the company’s hydraulic fracturing operations associated with shale formations. Such report should be prepared at reasonable cost, omitting confidential information.

SUPPORTING STATEMENT:

Proponents suggest the report provide quantitative information for each play in which the company has substantial extraction operations, on issues including, at a minimum:

•	Goals and quantitative reporting on progress to reduce toxicity of drilling fluids;

•	Quantitative reporting on methane leakage as a percentage of total production;

•	Percentage of drilling residuals managed in closed loop systems;

•	Numbers and categories of community complaints of alleged impacts, and their resolution;

•	Systematic post-drilling ground water assessment; and

•	Practices for identifying and managing the hazards from naturally occurring radioactive materials.”

The Board recommends you vote AGAINST this proposal for the following reasons:

The Board believes the Company has provided a comprehensive and sufficient discussion of its policies and practices on risk management of unconventional resource development, including hydraulic fracturing. Additional quantitative reporting at the “play level” will not improve our risk management or community engagement efforts.

The Company details its risk management practices in several public documents in order to inform key stakeholders. In September 2014, ExxonMobil prepared the report, Unconventional Resources Development – Managing the Risks, which describes in detail how the Company assesses and manages risks associated with developing unconventional resources. This report is available at exxonmobil.com/hfreport. Further, the Company’s annual Corporate Citizenship Report also discusses risk management issues associated with unconventional resource development.

The Company continually engages with communities in which we operate regarding upcoming and ongoing operations. We learn of community concerns directly and address them in a timely and proactive manner.

Modern drilling technologies and adherence to appropriate safety protocols allow unconventional oil and gas resources to be developed in a manner that protects human health and the environment, and we are committed to environmentally responsible operations. Our Environment Policy and Operations Integrity Management System commit us to continuous efforts to improve environmental performance. The reports cited by the proposal including the Proponent’s report do not credibly represent the Company’s performance.

This is the seventh year such a proposal has been filed. The proposal fails to recognize the continued operational enhancements and disclosures made by industry, and the significant expansion of federal and state regulatory requirements that govern industry operations.

A subset of detailed “by play” data as suggested by the proposal, all of which are managed by industry best practices and federal and state regulation, will not meaningfully inform the shareholder. Informing shareholders of the risks and how these risks are effectively managed is important, which we have done through the 2014 report mentioned above and through our annual Corporate Citizenship Report.

ADDITIONAL INFORMATION

Other Business

We are not currently aware of any other business to be acted on at the meeting. Under the laws of New Jersey, where ExxonMobil is incorporated, no business other than procedural matters may be raised at the meeting unless proper notice has been given to the shareholders. If other business is properly raised, your proxies have authority to vote as they think best, including to adjourn the meeting.

People with Disabilities

We can provide reasonable assistance to help you participate in the meeting if you tell us about your disability and your plans to attend. Please call or write the Secretary at least two weeks before the meeting at the telephone number, address, or fax number listed under Contact Information on page 4.

Outstanding Shares

On February 29, 2016, there were 4,150,241,279 shares of common stock outstanding. Each common share has one vote.

How We Solicit Proxies

In addition to this mailing, ExxonMobil officers and employees may solicit proxies personally, electronically, by telephone, or with additional mailings. ExxonMobil pays the costs of soliciting this proxy. We are paying D.F. King & Co. a fee of $30,000 plus expenses to help with the solicitation. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

Shareholder Proposals for Next Year

Any shareholder proposal for the annual meeting in 2017 must be sent to the Secretary at the address or fax number of ExxonMobil’s principal executive office listed under Contact Information on page 4. The deadline for receipt of a proposal to be considered for inclusion in the 2017 proxy statement is 5:00 p.m., Central Time, on December 14, 2016. The deadline for notice of a proposal for which a shareholder will conduct his or her own solicitation is February 27, 2017. Upon request, the Secretary will provide instructions for submitting proposals.

Duplicate Annual Reports

Registered shareholders with multiple accounts may authorize ExxonMobil to discontinue mailing annual reports on an account by calling ExxonMobil Shareholder Services at the toll-free telephone number listed on page 4 at any time during the year. Beneficial holders should contact their banks, brokers, or other holders of record to discontinue duplicate mailings. At least one account must continue to receive an annual report. Eliminating these duplicate mailings will not affect receipt of future proxy statements and proxy cards.

Shareholders with the Same Address

If you share an address with one or more ExxonMobil shareholders, you may elect to “household” your proxy mailing. This means you will receive only one set of proxy materials at that address unless one or more shareholders at that address specifically elect to receive separate mailings. Shareholders who participate in householding will continue to receive separate proxy cards. Householding will not affect dividend check mailings. We will promptly send separate proxy materials to a shareholder at a shared address on request. Shareholders with a shared address may also request us to send separate proxy materials in the future, or to send a single copy in the future, if we are currently sending multiple copies to the same address.

Requests related to householding should be made by calling ExxonMobil Shareholder Services at the telephone number listed on page 4. Beneficial shareholders should request information about householding from their banks, brokers, or other holders of record.

SEC Form 10-K

Shareholders may obtain a copy of the Corporation’s Annual Report on Form 10-K to the Securities and Exchange Commission without charge by writing to the Secretary at the address listed under Contact Information on page 4, or by visiting ExxonMobil’s website at exxonmobil.com/secfilings.

DIRECTIONS

ExxonMobil 2016 Annual Meeting

Wednesday, May 25, 2016

9:30 a.m., Central Time

Morton H. Meyerson Symphony Center

2301 Flora Street

Dallas, Texas 75201

•	Free parking is available at the Hall Arts Center Parking Garage. Traffic and construction in the area may cause a delay; please allow extra time for parking.

•	From I-45/Hwy. 75 – Take I-35E exit (Woodall Rodgers Frwy.) to Pearl Street exit or St. Paul exit (follow frontage road east to Pearl Street); turn south and continue to Ross Avenue; turn left to the Hall Arts Center Parking Garage.

•	From I-35E – Take I-45/Hwy. 75 exit (Woodall Rodgers Frwy.) to Pearl Street exit; continue to Ross Avenue; turn left to the Hall Arts Center Parking Garage.

•	From DFW Airport – Take South exit to Hwy. 183 East (merges with I-35E); follow directions from I-35E (above).

•	From Love Field – Exit airport on Mockingbird Lane west to I-35E South; follow directions from I-35E (above).

Printed entirely on recycled paper	002CSN61B5

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
You may vote by Internet or telephone 24 hours a day, 7 days a week. Login details are located in the shaded bar below.
Please vote immediately. Your vote is important.
Vote by Internet
• Go to www.investorvote.com/exxonmobil or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by Telephone
• Call toll free at 1-800-652-VOTE (8683)
• Outside the U.S., Canada, and Puerto Rico, call 1-781-575-2300 through an operator and we will accept the charge

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF VOTING BY MAIL, SIGN THE REVERSE SIDE, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	VOTING ITEMS — The Directors recommend a vote FOR items 1 through 3.

1.   Election of Directors (page 16):

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	For	Withhold		For	Withhold		For	Withhold		For	Against	Abstain
01 - M.J. Boskin	☐	☐	06 - J.S. Fishman	☐	☐	11 - S.S Reinemund	☐	☐	2. Ratification of Independent Auditors (page 24)	☐	☐	☐
02 - P. Brabeck-Letmathe	☐	☐	07 - H.H. Fore	☐	☐	12 - R.W. Tillerson	☐	☐
03 - A.F. Braly	☐	☐	08 - K.C. Frazier	☐	☐	13 - W.C. Weldon	☐	☐	3. Advisory Vote to Approve Executive Compensation (page 26)	☐	☐	☐
04 - U.M. Burns	☐	☐	09 - D.R. Oberhelman	☐	☐	14 - D.W. Woods	☐	☐
05 - L.R. Faulkner	☐	☐	10 - S.J. Palmisano	☐	☐

The Directors recommend a vote AGAINST shareholder proposal items 4 through 14.

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

4. Independent Chairman (page 56)	☐	☐	☐	8. Report on Compensation for Women (page 61)	☐	☐	☐	12. Report on Impacts of Climate Change Policies (page 69)	☐	☐	☐
5. Climate Expert on Board (page 58)	☐	☐	☐	9. Report on Lobbying (page 63)	☐	☐	☐	13. Report Reserve Replacements in BTUs (page 71)	☐	☐	☐
6. Hire an Investment Bank (page 59)	☐	☐	☐	10. Increase Capital Distributions (page 65)	☐	☐	☐	14. Report on Hydraulic Fracturing (page 72)	☐	☐	☐
7. Proxy Access Bylaw (page 59)	☐	☐	☐	11. Policy to Limit Global Warming to 2°C (page 67)	☐	☐	☐

¢	1 U P X	+
002CSP0074 029OVI

c/o Computershare Investor Services

P.O. Box 43105

Providence, RI 02940-5076

2016 Annual Meeting of Shareholders Admission Ticket
TIME	Wednesday, May 25, 2016
9:30 a.m., Central Time
PLACE	Morton H. Meyerson Symphony Center
2301 Flora Street
Dallas, Texas 75201
AUDIO WEBCAST	A slide presentation with audio will be available on the Internet at exxonmobil.com. Instructions will appear on the website prior to the event.
ADMISSION

This ticket will admit shareholder. Ticket for one guest can be requested at Admissions desk at the annual meeting. Valid admission ticket and government-issued picture identification are required for shareholder and guest. For safety and security reasons, cameras, smartphones, recording equipment, electronic devices, computers, large bags, briefcases, packages, and firearms or other weapons will not be permitted in the building.

▼ IF VOTING BY MAIL, SIGN BELOW, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PROXY/VOTING INSTRUCTIONS +
Solicited by the Board of Directors

The undersigned hereby appoints, and instructs the appropriate account trustee(s), if any, to appoint, M.J. Boskin, L.R. Faulkner, S.J. Palmisano, S.S Reinemund, and R.W. Tillerson, or each or any of them, with power of substitution, proxies to act and vote shares of common stock of the undersigned at the 2016 annual meeting of shareholders of Exxon Mobil Corporation and at any adjournments thereof, as indicated, upon all matters referred to on the reverse side and described in the proxy statement for the meeting and, at their discretion, upon any other matters that may properly come before the meeting.

This proxy covers shares of ExxonMobil common stock registered in the name of the undersigned (whether certificated or book entry) and shares held in the name of the undersigned in the Computershare Investment Plan. This card also provides voting instructions to the applicable trustees for any shares held in the name of the undersigned in the ExxonMobil Savings Plan and/or a Computershare Investment Plan IRA.

If no other indication is made on the reverse side of this form, the proxies/trustees shall vote: (a) for the election of the director nominees; and (b) in accordance with the recommendations of the Board of Directors on the other matters referred to on the reverse side.

B	NON-VOTING ITEMS

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	AUTHORIZED SIGNATURES — This section must be completed for your vote to be counted. Date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

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